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                                                                   Exhibit 10.16



                          CREDIT AND SECURITY AGREEMENT
                          -----------------------------

         THIS CREDIT AND SECURITY AGREEMENT ("Agreement") is made as of the 10th day of August, 2001, by and between BANK ONE, MICHIGAN, a bank chartered under the laws of Michigan having an office at 611 Woodward Avenue, Detroit, Michigan 48226 ("Bank") and TECHNICAL CONSUMER PRODUCTS, INC., an Ohio corporation, with offices at 300 Lena Drive, Aurora, Ohio 44202 ("Borrower").

                                R E C I T A L S:
                                ----------------

         A. Borrower has requested Bank to advance loans and extend credit to Borrower to repay certain indebtedness to KeyBank, National Association, and to provide working capital in connection with the operation of Borrower's business.

         B. Subject to the terms and conditions hereinafter set forth, Bank has indicated its willingness to advance said loans and to extend said credit.

                              A G R E E M E N T S:
                              --------------------

         NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit heretofore, now or hereafter made by Bank to or for the benefit of Borrower, the parties hereto hereby agree as follows:

1.       GENERAL DEFINITIONS

         When used herein, the following terms shall have the following meanings:

         ACCOUNT(S): Account(s) and any other right to payment for goods sold or leased or for services rendered which is not a General Intangible or evidenced by an Instrument, Document or Chattel Paper, whether or not it has been earned by performance, and includes, without limitation, all rights to payment earned or unearned under a charter or other contract involving the use or hire of a vessel and all rights incident to the charter or contract.

         ACCOUNT DEBTOR: Any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of a Receivable or any part thereof and includes, without limitation, co-makers, endorsers, guarantors, pledgors, hypothecators, mortgagors, and any other Person who agrees, conditionally or otherwise, to make any loan to, purchase from, or investment in, any other Account Debtor or otherwise assure or guaranty against loss on any Receivable in which Borrower now has or hereafter acquires any rights.

         ACCOUNT PERCENTAGE: Eighty-five percent (85%) or such other percentage established by Bank pursuant to Section 2.1(C), below.

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         AFFILIATE: When used with reference to any Person (the "subject"), a
Person that is in control of, under the control of, or under common control with, the subject, the term "control" meaning the possession, directly or indirectly, legally or beneficially, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the purposes of this Agreement, and without limiting the generality of the foregoing, (i) any holder of Stock in Borrower shall be deemed to be an Affiliate of Borrower, and (ii) Shanghai Jensing Electron Electrical Equipment Co., Ltd. and Shanghai Zhen Xin Electronic Engineering Co., Ltd. shall be deemed to be Affiliates of Borrower.

         ANNUALIZED CASH FLOW: As of the end of any calendar month, Cash Flow for such month, plus Cash Flow for the eleven (11) immediately preceding months.

         ANNUALIZED DEBT SERVICE: As of the end of any calendar month, the aggregate of, without duplication (i) Borrower's Debt Service (other than in respect of Subordinated Debt) for such month and the eleven (11) immediately preceding months and (ii) principal of or interest on Subordinated Debt actually paid (as distinct from accrued) during such month and the eleven (11) immediately preceding months.

         ANNUALIZED EBITDA: As of the end of any calendar month, EBITDA for such month, plus EBITDA for the eleven (11) immediately preceding months.

         BANK DEBT: Collectively, all Debt to Bank, whether incurred directly to Bank or acquired by it by purchase, pledge, or otherwise, and whether participated to or from Bank in whole or in part, including, without limitation, Borrower's Debt to Bank in respect of interest, charges, expenses, attorneys' fees, Letter of Credit Fees, obligations arising under Hedge Agreements, reimbursement obligations in respect of Letters of Credit, and other sums chargeable to Borrower by Bank and future advances made to or for the benefit of Borrower, whether arising under this Agreement, under any of the Other Agreements or acquired by Bank from any other source, whether evidenced by the Revolving Note or any other instrument, or any note or instrument in modification, replacement, supplement or substitution thereof, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to Bank and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, including obligations of performance.

         BANKING DAY:  As defined in Section 2.4.

         BORROWING BASE: At any time and from time to time, an amount equal to
(A) the sum of (i) an amount equal to the Account Percentage at such time of the face value of Borrower's Eligible Accounts at such time and (ii) the lesser of
(a) $7,000,000 (provided, however, that, of said $7,000,000, in-transit Eligible Inventory, subject to the requirements of Section 5.13, below, shall not constitute more than $2,500,000 of the Eligible Inventory included in the Borrowing Base) or (b) an amount equal to the Inventory Percentage at such time of Borrower's Eligible Inventory which is finished goods, valued at the lesser of cost or market value, MINUS (B) any exposure in respect of Hedge Agreements.

         BORROWING BASE CERTIFICATE:  As defined in Section 7.1(B)(v).


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         CAPITAL EXPENDITURES: Payments which are made by Borrower for the rental, lease, purchase, construction or use of any property the value or cost of which, under GAAP, should be capitalized and appear on Borrower's balance sheet in the category of property, plant or equipment, without regard to the manner in which such payments or the instrument pursuant to which they are made are characterized by Borrower or any other Person, and shall include, without limitation, payments for the installment purchase of property and payments under so-called financing or capitalized leases.

         CASH COLLATERAL ACCOUNT:  As defined in Section 5.10(A).

         CASH FLOW: For any period, EBITDA for such period, MINUS the aggregate of (i) the amount of Capital Expenditures made during such period, other than Capital Expenditures made from the proceeds of Debt (other than proceeds of Revolving Loans), (ii) taxes on or by reference to income actually paid during such period and (iii) Distributions (including, without limitation, Distributions for Tax Liability) made during such period.

         CHARGES:  As defined in Section 6.1(D).

         CHATTEL PAPER: A writing or writings (other than a charter or other contract involving the use or hire of a vessel) which evidence both a monetary obligation and a security interest in or a lease of specific goods, and, when a transaction is evidenced both by such a security agreement or lease and by an Instrument or series of Instruments, the group of writings taken together constitutes Chattel Paper.

         CLOSING DATE:  As defined in Section 3.3.

         COLLATERAL: All of the property and interests in property described in
Section 5.1 and all other property and interests in property which shall, from time to time, secure the Bank Debt, including, without limitation, the Accounts and other Receivables, the General Intangibles, the Inventory, and the Equipment.

         CONTROLLED GROUP: All members of a controlled group of corporations and all trades or businesses (whether or not incorporated), if any, under common control which, together with Borrower, are treated as a single employer under
Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended.

         DEBT: As applied to any Person, without duplication, (i) all indebtedness for money borrowed of such Person; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (vi) all Debt of a second Person secured by any Lien on any property owned by such first Person, whether or not such Debt has been assumed; (vii) all Capitalized lease obligations of such Person and all Debt of such Person secured by purchase money Liens;


                                      -3-
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(viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all "synthetic" leases (i.e. leases accounted for by the lessee as operating leases under which the lessee is the "owner" of the leased property for Federal income tax purposes);
(ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under any so-called `hedge', `swap', `collar', `cap' or similar interest rate or currency fluctuation protection agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable stock (or membership interest or other equity interest) of such Person; and (xiii) all guaranty obligations of such Person; provided that (a) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, unless evidenced by a note, shall constitute Debt; and (b) the Debt of any Person shall in any event include (without duplication) the Debt of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide expressly that such Person is not liable thereon.

         DEBT SERVICE: For any period, the sum of all interest, principal, fees and other charges, if any, including the current maturities thereof (other than the Revolving Loans), due and payable by Borrower during such period on Debt for borrowed money.

         DEFAULT INTEREST RATE:  As defined in Section 8.4.

         DISTRIBUTION: Any payment made, liability incurred and other consideration (other than any stock dividend, or stock split or similar distributions payable only in capital stock of Borrower) given (i) for the purchase, acquisition, redemption or retirement of any capital stock of Borrower or (ii) as a dividend, return of capital or other distribution of any kind in respect of Borrower's capital stock outstanding at any time.

         DOCUMENT: (a) A document that purports to be issued by or addressed to a bailee and that purports to cover goods that are in the bailee's possession that are either identified or fungible portions of an identified mass, and includes a negotiable document, document of title, bill of lading, dock warrant, dock receipt, express bill, freight bill, airbill, warehouse receipt, storage receipt, order for the delivery of goods, any other document relating thereto, and any other document that in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the goods it covers or (b) a receipt issued by the owner of goods including distilled spirits or agricultural commodities that are stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of a warehouse receipt.

         EBITDA: For any period, the sum of the amounts for such period of (i) Pre-Tax Earnings (but excluding gains from sales, exchanges and other dispositions of property not in the ordinary course of Borrower's business),
(ii) Interest Expense, and (iii) depreciation expense and amortization expense.


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         ELIGIBLE ACCOUNTS: Those Accounts determined by Bank to be Eligible
Accounts as provided in Section 4.1.

         ELIGIBLE INVENTORY: That Inventory determined by Bank to be Eligible Inventory as provided in Section 4.2.

         EQUIPMENT: All goods that (a) are used or bought for use primarily in business, including, without limitation, farming or a profession, or by a Person who is a non-profit organization or a governmental subdivision or agency or (b) are not Inventory, farm products, or consumer goods, it being the intention that such term include, without limitation, machinery, equipment, tools, furniture, furnishings and fixtures, including, but not limited to, all manufacturing, fabricating, processing, transporting and packaging equipment, power systems, heating, cooling and ventilating systems, lighting and communication systems, fire prevention, alarm and security systems, laundry systems, and computing and data processing systems.

         ERISA: Title IV of the Employee Retirement Income Security Act of 1974, as amended.

         EVENT OF DEFAULT: As defined in Section 8.1.

         FINANCIALS: Those financial statements of Borrower listed on Schedule 1A hereto, all of which financial statements have been delivered to Bank in connection with its review of Borrower's request for credit.

         GAAP: Generally accepted accounting principles as from time to time in effect which shall include the official interpretations thereof by the Financial Accounting Standards Board or any successor accounting authority of comparable standing, consistently applied; provided, however that (i) changes required or permitted by the Financial Accounting Standards Board may be made notwithstanding any contrary requirement of consistency so long as such changes are implemented and disclosed as required by GAAP and (ii) interim unaudited financial statements need not contain footnote and other disclosures or schedules otherwise required by GAAP, need not contain all line items or financial statements otherwise required by GAAP (so long on their form and content is reasonably satisfactory to Bank) and may be subject to normal audit adjustments and accruals.

         GENERAL INTANGIBLE: Any personal property, including things in action, other than goods, Accounts, Chattel Paper, Documents, Instruments, and money, and shall include, without limitation, all intangible personal property of every kind and nature including, without limitation, all payment intangibles, contract rights, choses in action, causes of action, company or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, good will, copyrights, registrations, licenses, franchises, permits, tax claims, computer programs, and any guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of any of the Accounts. All licenses, patents, patent applications, copyrights, trademarks and trade names now owned by Borrower which, as of the date hereof, shall serve as Collateral are listed on Schedule 1B hereto.

         GUARANTY: As defined in Section 3.1(N).


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         HEDGE AGREEMENT: Any so-called `hedge', `swap', `collar', `cap' or similar interest rate or currency fluctuation protection agreement hereinafter entered into between Bank (or an Affiliate of Bank) and Borrower.

         INSTRUMENT: A negotiable instrument, or a certificated security, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment.

         INTEREST EXPENSE: For any period, as determined in conformity with GAAP, total interest expense of Borrower, whether paid or accrued or due and payable (without duplication), including without limitation the interest component of capital lease obligations for such period, and all bank fees, commissions, discounts and other fees and charges.

         INVENTORY: Goods that are held by a Person who holds them for sale or lease or to be furnished under contracts of service or if that Person has so furnished them, or if they are parts, supplies, raw materials, work in process, or materials used or consumed in a business, repossessed goods, returned goods and goods in transit, except that Inventory does not include Equipment.

         INVENTORY PERCENTAGE: Fifty-five percent (55%) or such other percentage established by Bank pursuant to Section 2.1(C), below.

         INVESTMENT PROPERTY: Shall have the meaning assigned to such term in the Uniform Commercial Code, including, without limitation, all securities, whether certificated or uncertificated, all security entitlements, all securities accounts, all commodity contracts and all commodity accounts.

         LETTER OF CREDIT: As defined in Section 2.12(A).

         LETTER OF CREDIT FEE: As defined in Section 2.12(B).

         LIEN: Any mortgage, pledge, assignment, lien, claim, charge, encumbrance, or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

         LOCK-BOX AGREEMENT: As defined in Section 5.10(D).

         MAXIMUM REVOLVING CREDIT: At any time and from time to time, an amount equal to the lesser of (i) Fifteen Million Dollars ($15,000,000) or (ii) the Borrowing Base at such time.

         MULTIEMPLOYER PLAN: A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, under which Borrower is an employer.


                                      -6-
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         OTHER AGREEMENTS: The Revolving Note, the Guaranty, Lock-box Agreement,
subordination or intercreditor agreements, patent and trademark security agreements and all Supplemental Documentation and all other documents or writings executed by or on behalf of Borrower or delivered to Bank in connection with the transaction contemplated hereby.

         PBGC: Pension Benefit Guaranty Corporation or any governmental entity succeeding to the functions thereof.

         PERMITTED ENCUMBRANCES: As defined in Section 6.1(B).

         PERSON: Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency body or department thereof).

         PLAN: Any employee pension benefit plan subject to ERISA established or maintained by Borrower or any member of the Controlled Group, or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

         POSSIBLE DEFAULT: Any event, situation or thing which, with the lapse of any applicable grace period or the giving of notice or both, would constitute an Event of Default and which has not been consented to by Bank in writing.

         PRE-TAX EARNINGS: For any period the net income (or loss) of Borrower for such period, before accruals for taxes on or payable by reference to Borrower's income, determined in accordance with GAAP.

         PRIME RATE: "Prime Rate" means the fluctuating rate per annum which is publicly announced from time to time by Bank as being its so-called "prime rate" or "base rate" (or equivalent rate otherwise named) thereafter in effect, with each change in the Prime Rate automatically, immediately, and without notice changing the Prime Rate thereafter applicable hereunder, it being acknowledged that the Prime Rate is not necessarily the lowest rate of interest then available from such Bank on fluctuating-rate loans.

         PROCEEDS: Whatever is received or receivable upon sale, exchange, collection, or other disposition of any property (including, without limitation, Collateral) or Proceeds, whether directly or indirectly, and includes, without limitation, the proceeds of any casualty, liability, or title insurance relating to any such property and any goods or other property returned after any such sale, exchange, collection, or other disposition.

         PRODUCTS: Property directly or indirectly resulting from any manufacturing, processing, assembling, or commingling of any goods.

         REAL PROPERTY: The land and all improvements and fixtures thereon and appurtenances thereto known as 300 Lena Drive, Aurora, Ohio.


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         RECEIVABLE: Any claim for or right to payment, however arising, whether classified as an Account, a General Intangible, or otherwise, whether contingent or fixed, whether or not evidenced by any writing, and, if so evidenced, whether evidenced by Chattel Paper, one or more Instruments, or otherwise.

         REPORTABLE EVENT: As defined in Section 6.1(C).

         REVOLVING CREDIT FACILITY: As defined in Section 2.1(A).

         REVOLVING FACILITY TERMINATION DATE: As defined in Section 2.1(D).

         REVOLVING LOAN(S): As defined in Section 2.1(A).

         REVOLVING NOTE: As defined in Section 2.1(B).

         SPECIAL COLLATERAL: As defined in Section 5.2.

         STOCK: All shares, options, membership interests, participation or other equivalents or equity interests (howsoever designated) of or in, as the case may be, a corporation or a limited liability company, whether voting or non-voting, including without limitation, warrants, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

         SUBORDINATED DEBT: That portion of the Debt of Borrower which is subordinated in a manner satisfactory in form and substance to Bank as to right and time of payment of principal and interest thereon to any and all of the Bank Debt and which may, at the option of Bank, include restrictions or prohibitions on the right to receive payments and on the exercise of remedies, including, without limitation, Borrower's Debt to Shanghai Jensing Electron Electrical Equipment Co., Ltd. and Shanghai Zhen Xin Electronic Engineering Co., Ltd..

         SUBSIDIARY: Any corporation, entity or other Person of which more than 50% of the outstanding capital Stock having ordinary voting power to vote for directors of such Person (irrespective of whether, at the time, stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Person and/or one or more Subsidiaries of such Person.

         SUPPLEMENTAL DOCUMENTATION: Agreements, instruments, documents, certificates of title, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages and other written matter necessary or requested by Bank to perfect and maintain perfected Bank's Liens in the Collateral.

         TANGIBLE NET WORTH: Borrower's shareholders' equity (determined in accordance with GAAP but excluding as a liability Subordinated Debt), MINUS the sum of all of the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organizational expenses, (iii) capitalized research and development costs, patents, trademarks, copyrights and other similar intangible assets (to the extent not reflected in the foregoing), (iv) goodwill, (v) deferred charges or deferred financing costs, and capitalized interest, debt discount and expenses (in each case, exclusive of those related to the Indebtedness advanced under this Agreement), (vi) loans or advances to and/or accounts or notes receivable from Affiliates, and (vii) non-compete agreements.

         TAX LIABILITY: The aggregate Federal, state and local liability (exclusive of penalties and interest) of a holder of any Stock of Borrower (whether as payments of estimated tax or in connection with a year-end return) to the extent that such liability arises from the net income and gain of Borrower, computed using the highest marginal tax rates applicable for Federal, state and local taxes.

         YAN: As defined in Section 2.3.

         OTHER TERMS. Other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code (the "Code") of the State of Ohio to the extent the same are used or defined therein. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given such terms in accordance with GAAP.

2.       LOANS: GENERAL TERMS

         2.1. REVOLVING CREDIT; REVOLVING NOTE.

         (A) Subject to the terms and conditions of this Agreement, on the Closing Date Bank will make available to Borrower a revolving credit facility (the "Revolving Credit Facility") under which Bank shall, from time to time, upon written or oral (confirmed promptly in writing) request of Borrower therefor, advance loans to Borrower (each a "Revolving Loan" and, collectively, the "Revolving Loans") in the maximum aggregate principal amount at any time outstanding of not more than an amount equal to the Maximum Revolving Credit, MINUS the aggregate face amount of all Letters of Credit then outstanding; provided that Borrower shall bear all risk of error in respect of oral requests for Revolving Loans. Borrower's requests for Revolving Loans shall be delivered to Bank as provided in Section 2.4, below; and, unless otherwise requested by Borrower in writing (and approved by Bank), all Revolving Loans shall be advanced into a demand deposit account maintained by Borrower at (as specified by a writing between Bank and Borrower) Bank or an Affiliate of Bank. Subject to the terms and conditions of this Agreement, Borrower may, during the term of the Revolving Credit Facility, repay and reborrow the Revolving Loans advanced thereunder. All advances of Revolving Loans shall be repayable as provided in
Section 2.5 and shall be used by Borrower as provided in Section 7.5.

         (B) Borrower's Debt under the Revolving Loans shall be evidenced by a promissory note executed and delivered by Borrower to evidence the Revolving Loans (the "Revolving Note", which term, for the purposes of this Agreement and the Other Agreements, shall include any and all amendments, modifications, replacements, supplements and substitutions thereof), which shall be in the form of Exhibit A attached hereto and made a part hereof.

         (C) Bank may, in its sole discretion (but exercised subject to the terms of the immediately succeeding sentence), at any time or times hereafter, increase or decrease the percentage of its advances pursuant to the definition of the Borrowing Base against Eligible Accounts and/or

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Eligible Inventory, with any such increase or decrease (subject to the 10 day period provided below in this paragraph) automatically amending the definition of Borrowing Base set forth in Article 1 to reflect such change. Bank agrees that any such decrease of the percentage of advances against Eligible Accounts or Eligible Inventory shall be based upon there having occurred some adverse change in the quality of the Collateral, in Borrower's business or financial condition or in Borrower's industry generally or some other event or condition which Bank reasonably believes has increased, or is reasonably likely to increase, the risk to Bank hereunder; and any such determination by Bank that such a change, event or condition has occurred shall be conclusive and binding absent bad faith. If such percentage is decreased said decrease shall become effective ten (10) days following Bank's notice of such decrease to Borrower for the purpose of calculating new advances hereunder.

         (D) The Revolving Credit Facility shall have an initial term commencing on the Closing Date and terminating on July 31, 2003 (as such date may be (i) extended pursuant to a writing executed by Borrower and Bank, in Bank's sole and absolute discretion, or (ii) pursuant to Section 8.2, below, accelerated, the "Revolving Facility Termination Date").

         2.2 TERMINATION FEE. If requests that the Revolving Credit Facility is terminated (whether at the request of Borrower or pursuant to Section 8.2, below) before July 31, 2003, Borrower shall pay to Bank an early termination fee in the amount of $150,000; provided that no such fee shall be payable if the Revolving Loans are repaid with the proceeds of loans advanced by another department or working group of Bank or with the proceeds of a public offering of Borrower's Stock.

         2.3. SECURITY; GUARANTY. The payment of the Bank Debt, including, without limitation, the Revolving Loans, shall be secured by Liens in favor of Bank in the Collateral, and the Bank Debt shall be guaranteed by Ellis Yan ("Yan") pursuant to the Guaranty (subject to the limitation on amount set forth in the Guaranty.

         2.4 INTEREST RATES. (A) Subject to the terms and conditions of this Agreement, the Revolving Loans shall bear interest at, as to Prime Rate Advances, the Prime Commercial Rate from time to time in effect, and, as to LIBOR Advances, at the LIBOR Based Rate for the LIBOR Interest Period applicable to such Advance; provided, however, that there shall not be outstanding at any time more than three (3) LIBOR Advances under the Revolving Loans.

         (B) Subject to the terms and conditions of this Agreement, Borrower may have Revolving Loans advanced as LIBOR Advances or Prime Rate Advances and may cause a Rate Conversion or Rate Continuation in respect of Advances then outstanding into Prime Rate Advances or LIBOR Advances, all upon Borrower's request in form prescribed by Bank (each a "Borrowing Request" or a "Rate Conversion/Continuation Request," as applicable) delivered by Borrower to Bank not later than 12:00 noon (Akron, Ohio time) on, as applicable, (i) the Banking Day upon which Borrower (A) desires a Prime Rate Advance or (B) desires to convert a LIBOR Advance into a Prime Rate Advance, or (ii) the day that is two
(2) Banking Days prior to the Banking Day upon which Borrower (A) desires a LIBOR Advance, (B) desires to convert a Prime Rate Advance into a LIBOR Advance,
(C) desires to convert a LIBOR Advance into a LIBOR Advance having a LIBOR Interest Period of a different duration, or (D) desires to continue a

LIBOR Advance as a LIBOR Advance having a LIBOR Interest Period of the same duration; provided, however, that the principal amount of any LIBOR Advance so requested shall not be less than Two Million Dollars ($2,000,000) and shall be in an integral multiple of Two Million Dollars ($2,000,000); and, provided, further, however, that the aggregate unpaid principal balance of all LIBOR advances outstanding at any time shall not exceed Ten Million Dollars ($10,000,000). Unless otherwise specified and provided for by Borrower pursuant to the terms of this Agreement, the unpaid principal balance of the Revolving Loans shall consist of Prime Rate Advances.

         (C) Notwithstanding anything to the contrary herein, if a Possible Default or an Event of Default shall exist on the proposed date of conversion or continuation, no Advance shall be converted into or continued as a LIBOR Advance; and any then-expiring LIBOR Advance shall be converted to a Prime Rate Advance. In addition, each Rate Conversion or Rate Continuation shall be subject to the following:

         (i) each Rate Conversion or Rate Continuation shall be effected by Bank's applying the proceeds of the Advance resulting from such Rate Conversion or Rate Continuation to the Advance being converted or continued, as the case may be; and the accrued interest on any LIBOR Advance (or portion thereof) being converted or continued shall be paid to Bank by Borrower at the time of such Rate Conversion or Rate Continuation;

         (ii) a LIBOR Advance may not be converted or continued at a time other than the end of the LIBOR Interest Period applicable thereto unless Borrower shall pay, upon demand, any Prepayment Compensation due to Bank pursuant to Section 2.11 hereof;

         (iii) no LIBOR Interest Period may end on a date later than the Revolving Credit Termination Date;

         (iv) if there is no such numerically corresponding day in the month that is such, as the case may be, first or third month after the commencement of a LIBOR Interest Period, such LIBOR Interest Period shall end on the last day of such month; and

         (vi) whenever the last day of any LIBOR Interest Period in respect of a LIBOR Advance would otherwise occur on a day other than a Banking Day, the last day of such LIBOR Interest Period shall be extended to occur on the next succeeding Banking Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Banking Day.

If Borrower fails to give any Rate Conversion/Continuation Request in a timely fashion, or if any other condition to a LIBOR Advance is not satisfied, any LIBOR Advance shall, at the end of its LIBOR Interest Period, be converted into a Prime Rate Advance.

         (D) Borrower may give a Borrowing Request or a Rate
Conversion/Continuation Request telephonically, provided that Borrower shall also deliver written confirmation thereof to Bank by 12:00 noon (Akron, Ohio time) on the same day such telephonic Borrowing Request or

Rate Conversion/Continuation Request is given. The Bank may rely on such telephonic Borrowing Request or Rate Conversion/Continuation Request to the same extent that Bank may rely on a written Borrowing Request or Rate Conversion/Continuation Request . Each Borrowing Request and Rate Conversion/Continuation Request shall be irrevocable and binding on Borrower. Borrower shall bear all risks related to the giving of a Borrowing Request or a Rate Conversion/Continuation Request telephonically or by such other method of transmission as Borrower shall elect.

         (E) As used in this Agreement, the following terms shall have the following meanings:

                  "ADJUSTED LIBOR" shall mean rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by DIVIDING (i) the applicable LIBOR rate by (ii) 1.00 MINUS the Reserve Percentage, and which Adjusted LIBOR shall be automatically adjusted on and as of the effective date of any change in the Reserve Percentage.

                  "BANKING DAY" shall mean any day of the week, other than Saturday or Sunday, on which Bank is open for business in Akron, Ohio; provided, however, that, when used in connection with a LIBOR Advance, "Banking Day" shall mean any Banking Day on which banks are open for dealings in or quoting deposit rates for dollar deposits in the London interbank market.

                  "BASIS POINT" shall mean one one-hundredth of one percent (0.01%) per annum.

                  "EUROCURRENCY LIABILITIES" shall mean that term as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "LIBOR" shall mean, with respect to any LIBOR Advance for any LIBOR Interest Period, the rate of interest per annum quoted to Borrower by Bank prior to the commencement of such LIBOR Interest Period determined on the basis of the offered rate for deposits in immediately available funds in United States dollars approximately equal in principal amount to such LIBOR Advance and for a maturity comparable to such LIBOR Interest Period which shall appear on the Reuter Screen LIBO Page as of 8:00 a.m. Cleveland, Ohio time on the date that is two (2) Banking Days preceding the first day of such LIBOR Interest Period, provided that if two (2) or more offered rates appear on the Reuter Screen LIBO Page, the offered rate shall be averaged (rounded upward to the nearest 1/16th of 1%) to determine the quoted rate. As used herein, "Reuter Screen LIBO Page" shall mean the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or, if such page or such service is no longer produced, such other page as may replace the LIBO Page on such service, or such other service and page as Bank may determine to be equivalent to such page on the Reuter Monitor Money Rates Service, for the purpose of displaying "London Interbank Offered Rates" of major banks).

                  "LIBOR ADVANCES" shall mean those Advances on which Borrower shall pay interest at, as the case may be, the LIBOR Based Rate.

                  "LIBOR BASED RATE" shall mean, at any time, the per annum rate equal to Adjusted LIBOR, plus Three Hundred (300) Basis Points.

                  "LIBOR INTEREST PERIOD" shall mean, for each LIBOR Advance, the period commencing on, as applicable, the date of such Advance or the date of the Rate Conversion or Rate Continuation of any Advance into such LIBOR Advance and ending on the numerically equivalent day one (1) or three (3) months thereafter, but subject to the terms and conditions of this Agreement, including, without limitation, the limitations set forth in paragraph (c) of this Section 3.3.

                  "PRIME COMMERCIAL RATE" shall mean the rate of interest established by Bank from time to time as its "prime commercial rate" (or equivalent rate otherwise named) based on its consideration of economic, money market, business and competitive factors, which rate of interest is not necessarily Bank's most favored rate.

                  "PRIME RATE ADVANCES" shall mean those Advances described in this Section 2.4 on which Borrower shall pay interest at the Prime Commercial Rate.

                  "RATE CONTINUATION" shall mean a continuation of a LIBOR Advance as a successive LIBOR Advance having a LIBOR Interest Period of the same duration.

                  "RATE CONVERSION" shall mean a conversion of an Advance of one Type into an Advance of another Type or of a LIBOR Advance into a LIBOR Advance having an Interest Period of a different duration.

                  "RATE CONVERSION/CONTINUATION REQUEST" shall mean a request for Rate Conversion or Rate Continuation in form determined by Bank.

                  "REGULATORY CHANGE" shall mean, as to Bank, any change in United States federal, state or foreign Laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign Laws or regulations (whether or not having the force of Law) by any court or governmental authority charged with the interpretation or administration thereof.

                  "RESERVE PERCENTAGE" shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the

                  Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities.

                  "TYPE" shall mean, when used in respect of any Advance under a Loan, LIBOR Based or Prime Rate, as applicable to such Advance and such Loan.

         (F) Interest shall be calculated daily on the basis of a 360-day year (that is, computed by obtaining a daily interest factor at the applicable rate based upon a 360-day year and multiplying such factor by the actual number of days elapsed). Subject to any maximum interest rate limitation specified by applicable law, the Prime Commercial Rate shall change automatically without notice to Borrower with each change therein. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest hereunder in excess of the highest applicable rate, Bank shall promptly refund such excess interest to Borrower; and Borrower hereby agrees that the refund of such excess shall be Borrower's sole remedy or claim, at law and in equity, in respect of Bank's charging or receipt of interest in excess of that permitted by law.

         2.5. PAYMENTS. Except as otherwise provided in Section 5.10, all payments to Bank shall be payable at Bank's address set forth above or at such other place or places as Bank may designate from time to time in writing to Borrower. Subject always to the provisions of Article 8, the Bank Debt shall be payable as follows:

         (A) Interest payable pursuant to this Agreement shall, as to Prime Rate Advances, be due on the first day of each month (for the immediately preceding month) and, as to LIBOR Advances, on the last day of the Interest Period applicable thereto; or, at Bank's option, the amount of interest shall be added to the principal balance of the Revolving Note and be deemed an additional Revolving Loan thereunder; provided, however, that, in addition, all accrued and unpaid interest not theretofore paid shall be due and payable at maturity, whether by acceleration or otherwise;

         (B) Costs, fees and expenses payable pursuant to this Agreement shall be payable as and when provided in this Agreement and, if not specified, then on demand;

         (C) From and after the Closing Date, principal payable on account of Revolving Loans shall be due and payable to the extent and on the date of any collections received with respect to any Proceeds of the Collateral and not applied to interest, and the entire unpaid principal balance of all Revolving Loans shall be payable in full on the Revolving Facility Termination Date; and

         (D) The balance of the Bank Debt, if any, shall be payable as and when provided in this Agreement or the Other Agreements and, if not specified, then on demand.

Bank shall provide Borrower with a statement of account relating to the Revolving Loans and, at its option, any other Bank Debt, on a monthly basis, which statement of account shall be presumed correct and accurate and shall, except for Bank's right to reapply payments, constitute an account stated between Borrower and Bank, unless thereafter waived in writing by Bank or unless, within thirty (30) days after Bank's mailing thereof, Borrower delivers to Bank, by registered or certified mail, written objection thereto specifying the error or errors, if any, contained therein. Whenever any payment to be made hereunder, including without limitation any payment to be made on the Revolving Note, shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in each case be included in the computation of the interest payable on such Revolving Note. Borrower hereby authorizes Bank, automatically and without further instruction from Borrower, to withdraw from and charge any demand deposit or other account of Borrower maintained at Bank to pay to Bank any principal, interest or other Bank Debt on the date on which the same are due and payable, whether at stated maturity or acceleration.

         2.6. LATE CHARGE. If Borrower fails to pay any amount due under the Revolving Note, this Agreement, or any fee in connection herewith, in full within ten (10) days after its due date, Bank shall have the right to assess, in addition to its remedies under Article 8 hereof, and Borrower shall incur and shall pay to Bank or demand, in each such case, a late payment processing fee equal to the greater of Fifty Dollars ($50) or an amount equal to five percent (5%) of such unpaid amount (up to a maximum of $1,500 per late charge). The payment of a late charge will not cure or constitute a waiver of any Possible Default or Event of Default under this Agreement.

         2.7. BANK AUDITS. Borrower shall reimburse Bank for costs incurred in connection with Bank's monitoring, auditing and other review of Collateral and Borrower's financial records (which shall be done solely for the benefit of Bank and shall not be relied upon by Borrower or any other Person) during which auditor(s) of Bank are performing such monitoring, auditing and other review at a site other than Bank's premises, plus reasonable travel and other out-of-pocket expenses incurred by Bank or such auditor in connection with such monitoring, auditing and other review (at present estimated not to exceed $2,500 per audit); provided, however, that so long as no Event of Default then exists, Bank will not require Borrower to reimburse Bank for more than three (3) such audits in any twelve month period.

         2.8. FACILITY FEE. On the Closing Date, Borrower shall pay to Bank a facility fee in the amount of Fifteen Thousand Dollars ($15,000), which shall be deemed fully earned on the Closing Date; provided that the good-faith deposit previously delivered by Borrower to Bank shall, at Borrower's request, be applied to satisfy this payment.

         2.9 UNUSED COMMITMENT FEE. Borrower agrees to pay to Bank, in arrears, on each January 1, April 1, July 1 and October 1 during the term of the Revolving Credit Facility, commencing October 1, 2001, and on the Revolving Facility Termination Date, an unused commitment fee in an amount equal to one-eighth percent (0.125%) per annum, calculated daily on the basis of a 360-day year (that is, computed by obtaining a daily factor at such per annum rate based upon a 360-day year and multiplying such factor by the actual number of days elapsed), payable in arrears, of the average daily unused portion of the Revolving Credit Facility, determined on a daily basis, during the immediately preceding three (3) calendar month period (or, as to the fee due on the Revolving Facility Termination Date, portion thereof). The "unused portion of the Revolving Credit Facility" shall mean, as to any day, an amount equal to

$15,000,000, MINUS the aggregate outstanding principal amount of the Revolving Loans at the close of business or end of such day.

         2.10. ALL ADVANCES TO CONSTITUTE ONE DEBT; SAME DEBT. All Revolving Loans and other advances of credit by Bank to or for the benefit of Borrower under this Agreement and the Other Agreements shall constitute one Debt, and all Debt and obligations of Borrower to Bank under this Agreement and all Other Agreements shall constitute one general obligation, secured by Bank's Lien in the Collateral, and by other Liens heretofore, now, or at any time or times hereafter granted to Bank by Borrower or others. Borrower agrees that all of the rights of Bank set forth in this Agreement shall apply to any modification of or supplement to this Agreement and the Other Agreements, unless such rights are expressly modified by any such modification or supplement.

         2.11. ADDITIONAL PROVISIONS RELATING TO THE LIBOR BASED RATE.

         (A) In the event that on any date on which Borrower requests an Advance hereunder Bank reasonably determines that by reason of (1) any change arising after the date of this Agreement affecting the interbank eurocurrency market or affecting the position of Bank with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR then being determined is to be determined, (2) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (3) any other circumstance affecting Bank or the interbank market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal reserve System), the LIBOR Based Rate shall not represent the effective pricing to Bank of making Advances, then, and in any such event, Bank shall promptly give notice thereof to Borrower and the ability of Borrower to request LIBOR Advances shall be suspended until Bank shall notify Borrower that the circumstances causing such suspension no longer exist and, beginning on the date of such suspension, and prior to maturity, interest shall accrue on all such Advances at the Prime Commercial Rate.

         (B) In the event that on any date Bank shall have reasonably determined that the making or continuation of LIBOR Advances has become unlawful by compliance by Bank in good faith with any law, governmental rule, regulation or order, then, and in any such event, Bank shall promptly give notice thereof to Borrower. In such case, the ability of Borrower to request LIBOR Advances hereunder shall be terminated and, when required by law or, if permitted by law, and prior to maturity, interest shall accrue on all such Advances at the Prime Commercial Rate.

         (C) If, due to (1) the introduction of or any change in the interpretation of any law or regulation, (2) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (3) the failure of Borrower to repay any Advance when required by the terms of this Agreement, there shall be any loss or increase in the cost to Bank of agreeing to make or making, funding or maintaining any Advance, then Borrower agrees that Borrower shall, from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank for such loss or increased cost. A certificate as to the amount of such loss or increase cost, submitted to Borrower by Bank, shall be rebuttably presumptive evidence of the correctness of such amount.

         (D) In any case of prepayment, voluntary or involuntary (including, without limitation, any conversion to the Prime Commercial Rate required by this Section), of all or any portion of any of the Revolving Loans which consists of a LIBOR Advance, Borrower agrees that, to the extent, if any, that LIBOR at the time of such prepayment is lower than LIBOR which is applicable to the LIBOR Interest Period during which such prepayment is made, Borrower shall pay to Bank
(i) all interest accrued on the portion so prepaid and (ii) an amount ("Prepayment Compensation") equal to the excess, if any, of (a) the net present value of the principal and interest payments due on such portion being prepaid, discounted at a rate which is equal to LIBOR as of the date of prepayment, over
(b) the amount of such portion being prepaid.

         (E) Without prejudice to any other provisions of this Agreement, Borrower hereby agrees to indemnify Bank against any loss or expense which Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount due hereunder in respect of any LIBOR Advance(s), including, but not limited to, any loss of profit, premium or penalty incurred by Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Advance(s), as determined by Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

         2.12 LETTERS OF CREDIT.

         (A) DISCRETIONARY FACILITY. Subject to the terms and conditions of this Agreement, Bank may, in its sole discretion, at the request of Borrower, issue in favor of Persons designated by Borrower letters of credit (each a "Letter of Credit" and collectively the "Letters of Credit") upon such terms (including, without limitation, the execution and delivery by Borrower of such applications, reimbursement agreements, notes and other instruments as Bank may require) and in such form and substance as are satisfactory to Bank; provided, however, that at no time shall the aggregate face amount of all Letters of Credit issued and outstanding pursuant to this Section 2.12 exceed Five Hundred Thousand Dollars ($500,000.00). For purposes of determining additional credit, if any, available to Borrower under the Maximum Revolving Credit, the issuance of a Letter of Credit by Bank shall be deemed to be an advance of a Revolving Loan in the face amount of the Letter of Credit for so long as such Letter of Credit is in force, it being the intent of the parties hereby that at no time shall the aggregate amount of Revolving Loans then unpaid, PLUS the aggregate face amount of Letters of Credit then outstanding, exceed the Maximum Revolving Credit.

         (B) LETTER OF CREDIT FEES. In consideration of Bank's issuance of each standby Letter of Credit hereunder, Borrower shall pay to Bank a fee equal to one percent (1%) per annum (for the term of the Letter of Credit to which it applies) of the face amount of the Letter of Credit to which it applies. In consideration of Bank's issuance of each documentary or commercial Letter of Credit hereunder, Borrower shall pay to Bank such fees as are then being charged by Bank for similar letters of credit to similar account parties (with each of the fees provided for under this sentence and under the preceding sentence being the "Letter of Credit Fee"). The Letter of Credit Fee in respect of each Letter of Credit shall be paid by Borrower on such date or dates as Bank shall determine in its sole discretion at the time of issuance of such Letter of Credit. The Borrower hereby authorizes Bank, automatically and without further instruction from Borrower, to withdraw from and charge any demand deposit or other account of Borrower maintained at Bank to pay to Bank any Letter of Credit Fee on the date the same is due and payable, or Bank may, at its option, advance a Revolving Loan to Borrower in the amount necessary to pay such Letter of Credit Fee and the amount so advanced shall be added to the principal balance of the Revolving Note.

         (B) REIMBURSEMENT. In the event that Bank pays any amount under any Letter of Credit, Borrower shall immediately reimburse Bank for the amount so paid. The Borrower hereby authorizes Bank, automatically and without further instruction from Borrower, to withdraw from and charge any demand deposit or other account of Borrower maintained at Bank to reimburse Bank for any payment made on a Letter of Credit, or Bank may, at its option, advance a Revolving Loan to Borrower in the amount necessary to reimburse Bank for the amount paid under any Letter of Credit and the amount so advanced shall be added to the principal balance of the Revolving Note.

3.       CONDITIONS TO ADVANCE OF LOANS

         3.1. CONDITIONS TO INITIAL ADVANCE OF REVOLVING LOANS. The initial advance of Revolving Loans, the issuance of Letters of Credit and the performance by Bank of the other actions to be taken by it hereunder, are subject to the fulfillment (unless waived by Bank) of each of the following conditions precedent:

         (A) All of the representations and warranties in Article 6 shall have been true on the date of this Agreement and shall be true on and as of the Closing Date.

         (B) Borrower shall be in compliance on the Closing Date with all the applicable terms and provisions of this Agreement and the Other Agreements to be observed or performed by it, and no Event of Default or Possible Default shall have occurred and be continuing.

         (C) Borrower shall have delivered to Bank a certificate, dated as of the Closing Date and signed by its President or Treasurer certifying compliance with the conditions of subsections 3.1(A) and (B).

         (D) Borrower shall have executed and delivered to Bank the Revolving Note.

         (E) Bank shall have received the favorable written opinion of Belock & Co., L.P.A., counsel to Borrower, dated the Closing Date and addressed to Bank and substantially to the effects set forth in Exhibit B hereto, and covering such other matters as Bank may reasonably request.

         (F) Bank shall have received confirmation to its satisfaction that no event or condition shall have occurred that reasonably could be expected to have a material adverse effect on the financial condition, operations, business or property of Borrower.

         (G) Borrower shall have furnished a certificate or other satisfactory evidence that the insurance required by Section 7.4 is in full force and effect.

         (H) On or before the Closing Date, Borrower shall deliver to Bank the following:

                  (i) certificates of good standing for Borrower from the Secretary of State of Ohio and certificates of qualification for Borrower from the Secretary of State of each other state with which Borrower is required to qualify to do business as a foreign corporation, all dated as of a date as near to the Closing Date as practicable;

                  (ii) true and complete copy of Borrower's Articles of Incorporation certified by the Secretary of State of Ohio as of a date as near to the Closing Date as practicable;

                  (iii) a certificate of Borrower signed by its respective Secretary dated as of the Closing Date certifying that attached thereto are true and complete copies of its Code of Regulations;

                  (iv) a certificate of Borrower signed by its Secretary dated as of the Closing Date certifying (a) that attached thereto is a complete copy of resolutions adopted by the directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the Other Agreements to be performed by Borrower hereunder, (b) that such resolutions are in full force and effect, without modification thereto and
                           (c) the names and signatures of the pertinent officers of Borrower; and

                  (v) such other documents as Bank may reasonably request in connection with the corporate proceedings taken by Borrower authorizing this Agreement and the transactions contemplated hereby.

         (I) All legal matters incident to this Agreement and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, special counsel to Bank.

         (J) Borrower shall have delivered to Bank a Borrowing Base Certificate, together with a report as to its Inventory and an aged report as to its Accounts, all in form and content satisfactory to Bank.

         (K) Borrower shall have executed and delivered to Bank the Lock-box Agreement.

         (L) Bank shall have received a satisfactory pay-off letter from KeyBank, National Association and UCC searches or other evidence satisfactory to it of the perfection and priority of Bank's security interest in the Collateral by the filing of appropriate financing statements with the Secretary of State of Ohio.

         (M) Borrower shall have delivered to Bank a Patent and Trademark Security Agreement in the form of Exhibit C hereto.

         (N) Yan shall have executed and delivered to Bank its Continuing Guaranty in the form of Exhibit D hereto (the "Guaranty").

         (P) Borrower shall have delivered to Bank a landlord consent and waiver agreement (in form and substance satisfactory to Bank) from each other lessor or licensor of real property occupied by Borrower or at which any Collateral is located.

         (Q) Bank shall have received the written acknowledgement of Bank One, N.A., as depository bank, under the Lock-box Agreement and Cash Collateral Account required by Section 5.10.

         (R) Borrower shall have delivered to Bank such customer lists, agings of Accounts and accounts payable, Inventory information and other information relating to the Collateral as Bank may reasonably request.

         (S) Shanghai Jensing Electron Electrical Equipment Co., Ltd. and Shanghai Zhen Xin Electronic Engineering Co., Ltd. shall have executed and delivered to Bank Subordination Agreements in the form of Exhibit E hereto.

         (T) Bank shall have received such other certificates, opinions, agreements, and documents, in form and substance satisfactory to it, as Bank may request.

         3.2. CONDITIONS PRECEDENT TO SUBSEQUENT REVOLVING LOANS AND THE ISSUANCE OF LETTERS OF CREDIT. The advance of Revolving Loans and issuance of Letters of Credit after the Closing Date shall be subject to the fulfillment of each of the following conditions precedent:

         (A) The representations and warranties contained in this Agreement shall be true in all material respects on and as of the date of such subsequent Loan, with the same effect as if made on and as of such date.

         (B) No Event of Default or Possible Default shall have occurred and be continuing.

         (C) Bank shall have received such other certificates (including, without limitation, borrowing certificates), agreements and documents, in form and substance satisfactory to it, as Bank may reasonably request.

         3.3. CLOSING. The closing of the initial advance of Revolving Loans hereunder shall, subject to the terms and conditions of this Agreement, including, without limitation, Section 3.1, take place at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public

Square, Cleveland, Ohio, on August 10, 2001, at 11:00 a.m., or at such other time and place as the parties may agree (such date of initial advance being referred to as the "Closing Date").

4.       ELIGIBLE ACCOUNTS

         4.1. ELIGIBLE ACCOUNTS. Upon delivery to Bank of a report of Accounts (as provided in Section 5.6), Bank shall make a determination, in its sole discretion, as to which Accounts listed thereon shall be deemed an "Eligible Account".

         In determining which Accounts will be "Eligible Accounts", Bank may, INTER ALIA, consider the following requirements:

         The Account is subject to a perfected first priority Lien in favor of Bank and is due no more than thirty (30) days from the date of invoice under the original terms of shipment or service, arises from the delivery of goods or performance of services by Borrower in the ordinary course of its business, conforms to the warranties and representations set forth in Section 6.2 and:

         (A) is an Account upon which Borrower's right to receive payment is absolute and not contingent upon any further performance or delivery or the fulfillment of any condition whatsoever (e.g., consignment or guaranteed sale) and does not include any sales or other taxes, and Borrower has possession of, or has delivered or will deliver as required hereunder to Bank, copies of invoices, shipping and delivery receipts evidencing such performance or shipment;

         (B) is unpaid for not more than ninety (90) days following the date of invoice;

         (C) does not arise from a sale or sales to an Affiliate or from a consumer transaction (being one for primarily personal, family or household purposes);

         (D) is not the obligation of an Account Debtor located in a foreign country other than Canada, except those foreign Accounts supported by a letter of credit acceptable to Bank which letter of credit is confirmed or issued by a United States bank or other bank acceptable to Bank or is an Eligible Account insured by the Foreign Credit Insurance Association, provided that the letter of credit or insurance in respect of such foreign Accounts is assigned to Bank by assignments in form and substance satisfactory to Bank;

         (E) does not arise from a contract containing a prohibition against the assignment or grant of a security interest therein;

         (F) is not an Account from the United States of America or any agency thereof, unless Bank is satisfied that its security interest in such Account has been perfected pursuant to the Federal Assignment of Claims Act;

         (G) is not an Account of an Account Debtor who has suspended business, made a general assignment for the benefit of creditors, committed any act of insolvency, filed or has had filed against it any petition under any bankruptcy law or any other law or laws for the relief of debtors;

         (H) is not evidenced by an instrument, chattel paper or other written agreement (other than invoices), unless the Instrument or Chattel Paper evidencing the Account has been delivered to and endorsed in favor of Bank;

         (I) does not, when added to any and all other Accounts of the Account Debtor with Borrower, produce an aggregate indebtedness from the Account Debtor of more than (i) as to Home Depot, thirty percent (30%) of the total of all of Borrower's Eligible Accounts (subject to Borrower's obtaining and maintaining credit insurance in respect of Accounts owing by Home Depot satisfactory to
Bank), and (ii) as to all other Account Debtors, that percentage of the total of all of Borrower's Eligible Accounts as Bank may determine from time to time as to each such Account Debtor;

         (J) is not an Account of an Account Debtor who shall have objected to paying such Account, or any portion thereof, as a result of an objection to the quality or quantity of goods or services provided by Borrower, or shall have rejected, returned or refused to accept such goods or services;

         (K) is not an Account of an Account Debtor which has twenty-five percent (25%) or more of its Accounts to Borrower unpaid more than ninety (90) days following the invoice date; and

         (L) is not an Account which is, in Bank's good faith judgment, (i) the Account of an Account Debtor which is an undue credit risk or (ii) otherwise unacceptable to Bank.

         4.2. ELIGIBLE INVENTORY. Upon delivery to Bank of a report of Inventory (as provided in Section 5.8 below), Bank shall determine, in its sole discretion, which Inventory listed thereon is "Eligible Inventory". In making this determination, Bank may consider, INTER ALIA, the following requirements:

         The Inventory is subject to a perfected first priority Lien in favor of Bank and consists solely of finished goods and:

         (A) The Inventory has not been returned to Borrower and is in good condition, meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use and/or sale and is either currently usable or currently saleable in the normal course of Borrower's business and is not otherwise unacceptable to Bank due to age, type, category and/or quantity;

         (B) The Inventory is located at one of the locations listed on Schedule 6.1(E) attached hereto;

         (C) The Inventory is not subject to any consignment or similar arrangement; and

         (D) Each of the warranties and representations set forth in Section 6.3 of this Agreement has been reaffirmed with respect thereto at the time the most recent report of Inventory was delivered to Bank.

5.       COLLATERAL: GENERAL TERMS

         5.1. SECURITY INTEREST.

         (A) To secure the prompt payment to Bank and performance of the Bank Debt, Borrower hereby grants to Bank a continuing security interest in and to all of the following property and interests in property of Borrower, whether now owned or existing, hereafter acquired or arising, or in which Borrower now or hereafter has any rights, and wheresoever located:

         (i) All Accounts and other Receivables, Instruments, Documents, Chattel Paper, Investment Property, deposit accounts and General Intangibles;

         (ii)     All Equipment;

         (iii)    All Inventory;

         (iv) All licenses, franchises, permits, rights, orders, variances, and authorizations issued by any governmental agency or other authority;

         (v)      All letter-of-credit rights and letters of credit;

         (vi)     All commercial tort claims;

         (vii) All monies, residues and property of any kind, now or at any time or times hereafter, in the possession or under control of Bank or a bailee of Bank;

         (viii) All accessions to, substitutions for and all replacements, Products and Proceeds of the foregoing, including, without limitation, proceeds of insurance policies insuring the Collateral; and

         (ix) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs and other computer materials and records) of Borrower pertaining to any of the foregoing.

         5.2. SPECIAL COLLATERAL. Immediately upon Borrower's receipt of that portion of the Collateral which is or becomes evidenced by an agreement, instrument and/or document, including, without limitation, promissory notes, trade acceptances, documents of title and warehouse receipts (the "Special Collateral"), Borrower shall deliver the original thereof to Bank, together with appropriate endorsements and/or other specific evidence (in form and substance acceptable to Bank) of assignment thereof to Bank.

         5.3. FURTHER ASSURANCES. At Bank's request, Borrower shall execute and/or deliver to Bank, at any time hereafter, all financing statements, Supplemental Documentation and other writings to cause or confirm the attachment and perfection of the liens and security interests contemplated hereby that Bank may reasonably request, in form and substance acceptable to Bank, and pay the costs of any recording or filing of the same. Without limiting the generality of the foregoing, Borrower shall execute and deliver for filing a mortgage in favor of Bank, and satisfactory to Bank in form and substance, simultaneously with Borrower's acquisition of any interest in real property (other than leaseholds for office space and other leaseholds not deemed by Bank to be material), which mortgage shall be accompanied by such title insurance, environmental site assessment, survey and other information as Bank shall request. Borrower agrees that a carbon, photographic, or other reproduction of a financing statement, is sufficient as a financing statement. Borrower immediately on demand therefor by Bank, shall deliver to Bank evidence of ownership, if any, of any of the Collateral.

         5.4. PRESERVATION OF COLLATERAL. Borrower will keep the Collateral and all rights with respect thereto and proceeds of both free from any adverse Lien, except for Permitted Encumbrances, and, subject to ordinary wear and tear and obsolescence, will use reasonable efforts to keep all tangible Collateral in good condition, and will not waste or destroy any of the same other than in the ordinary cause of Borrower's business. Borrower will not use the Collateral in violation of any applicable statute or ordinance.

         5.5.  VERIFICATION OF COLLATERAL; INSPECTIONS; AUDIT.

         (A) Any of Bank's officers, employees or agents shall have the right, at any time or times hereafter, in Bank's name or in the name of Borrower to verify the validity, amount or any other matter relating to any Collateral by mail, telephone, telegraph or otherwise.

         (B) Bank (by any of its officers, employees and/or agents) shall have the right, at any time or times during usual business hours, and, so long as no Event of Default then exists, upon reasonable notice to Borrower, to inspect the Collateral, all records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, to discuss Borrower's affairs and finances with any attorney, accountant, Account Debtor or creditor of Borrower and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral.

         5.6. ASSIGNMENTS; RECORDS AND REPORTS OF ACCOUNTS. Borrower shall keep accurate and complete records of its Accounts and, on the date specified in
Section 7.1(B)(iv) below (and upon earlier demand by Bank), Borrower shall deliver to Bank, in form and substance acceptable to Bank, a detailed aged trial balance of all then existing Accounts specifying the names, face value and dates of invoice(s) for each Account Debtor obligated on an Account so listed and, upon demand by Bank, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Accounts so scheduled and such other matters and information relating to the status of the Accounts as Bank shall in its discretion request.

         5.7. FEDERAL ACCOUNTS. Upon Bank's request, Borrower shall, if any Accounts arise out of contracts with the United States of America or any department, agency or instrumentality thereof, immediately notify Bank thereof in writing and execute any and all instruments and take all steps required by Bank in order that all monies due and to become due under such contract shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act, as amended.

         5.8. REPORT OF INVENTORY: Borrower shall at all reasonable times and from time to time, and, so long as no Event of Default then exists, upon reasonable notice to Borrower, allow Bank, by or through any of its officers, agents, attorneys or accountants, to examine or inspect the Inventory and all records concerning the same wherever located and shall furnish to Bank such reports on a monthly basis as specified in Section 7.1(B)(iv) (or other interval as Bank shall request) concerning the value and other matters for the Inventory.

         5.9. RETURNS OF INVENTORY. If at any time prior to the occurrence of an Event of Default Borrower accepts a return of Inventory from an Account Debtor having a value in excess of $50,000 in any one instance (or related series of instances), Borrower shall deliver to Bank a copy of any credit memorandum issued to such Account Debtor.

         5.10. COLLECTIONS; NOTICE OF ASSIGNMENT; LOCK-BOX.

         (A) Subject to paragraph (D), below, so long as Bank does not request that the Account Debtors on the Accounts be notified of the assignment thereof to Bank, Borrower may make collections on the Accounts, and hold the proceeds for Bank in the exact form in which they are received from collections in trust for Bank, and turn over such proceeds to Bank (or at Bank's instruction to the depository bank maintaining the lockbox arrangement pursuant to the Lockbox Agreement) in the exact form in which they are received, together with endorsements in favor of Bank (or, as the case may be such depository bank) and a collection report in a form acceptable to Bank. Said proceeds shall be deposited with Bank (or, as the case may be such depository bank) in a collections account(s) (the "Cash Collateral Account") maintained with Bank (or, as the case may be such depository bank) over which Bank alone shall have power of withdrawal. Bank may in its discretion at least once a Banking Day apply the whole or any part of the funds on deposit in such collections account(s) against the principal and/or interest of any Revolving Loans or any other Bank Debt which are then due, and any portion of said funds on deposit in the Cash Collateral Account which Bank elects not to apply to such Bank Debt shall be paid over and deposited by Bank to Borrower's commercial account, provided, however, that no such transfer from the Cash Collateral Account will be made of funds deposited in the collections account(s) less than one (1) Banking Day before the date of such transfer. Interest will be charged by Bank to Borrower on the amount of proceeds of collections of Accounts applied to reduce the outstanding principal balance of the Revolving Loans for the period between when such application is made to the time when Bank receives good funds in respect of such collections (based on averages or such other reasonable method as Bank shall determine).

         (B) Bank may at any time after and during the continuance of an Event of Default notify Account Debtors on any Accounts that the Accounts have been assigned to Bank and shall be paid to Bank. Upon request of Bank at any time, Borrower will so notify such Account Debtors and will indicate on all billings to such Account Debtors that the Accounts are payable to Bank. Bank is hereby authorized to make any endorsement on any collection on Borrower's behalf.

         (C) To evidence Bank's rights hereunder, Borrower will upon request of Bank after and during the continuance of an Event of Default, assign or endorse the Accounts or proceeds thereof to Bank as Bank may request. After and during the continuance of an Event of Default, Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Accounts or proceeds thereof in its own name or that of Borrower. The cost of collection and enforcement of Accounts, or any instrument belonging to Borrower for goods sold or services rendered, including attorneys' fees and out-of-pocket expenses, shall be borne solely by Borrower, whether the same are incurred by Bank or Borrower.

         (D) Borrower shall cause all Accounts to be collected through a lock-box arrangement with Bank One, N.A. or another Affiliate of Bank pursuant to the lock-box agreement of even date herewith in the form of Exhibit F hereto (as hereafter amended with Bank's consent, the "Lock-box Agreement"); provided, however, that notwithstanding the terms of the Lock-box Agreement, collections of Accounts and other sums deposited into the lock-box shall not be deposited into any account other that the Cash Collateral Account, and the bank party to the Lock-box Agreement shall acknowledge, in a writing satisfactory to Bank, Bank's interest in all items deposited in such lock-box, its agreement to hold same as agent for Bank and to disburse the proceeds thereof only into the Cash Collateral Account. In the event Borrower shall default on its obligation to have Accounts collected through a lock-box arrangement, Bank may forthwith notify all or any Account Debtors of the security interest granted to Bank and request said Account Debtors to send all payments to be made in respect of Accounts to said lock box, or to otherwise remit the same to Bank. Bank in such event shall have full power and authority to endorse Borrower's name on any check, draft, note or other instrument for the payment of money which shall be received from an Account Debtor. Borrower also agrees upon Bank's request to execute and deliver to Bank a power of attorney in form satisfactory to Bank authorizing any officer of Bank to notify postal authorities to change the address for delivery of Borrower's mail to an address designated by Bank, and authorizing Bank to open all such mail delivered to the designated address with full power to endorse Borrower's name on any check, draft or other instrument for the payment of money from an Account Debtor for collection, provided that Bank promptly provides a list of all such instruments for the payment of money endorsed by Bank and delivers all other unrelated mail promptly to Borrower.

         5.11. ADDITIONAL COLLATERAL. Any and all deposits or other sums at any time credited by or due from Bank to Borrower shall at all times constitute additional security for the Bank Debt and may be set off against any such Bank Debt at any time, whether or not it is then due, or whether or not other security held by Bank is considered by Bank to be adequate. Any and all instruments, documents, policies, certificates of insurance, securities, goods, accounts receivable, choses in action, chattel paper, cash, property and the proceeds thereof (whether or not the same are Collateral or the proceeds thereof) owned by Borrower or in which Borrower has an interest, which now or hereafter are at any time in possession or control of Bank, in transit by mail or carrier to or from Bank, or in the possession of any third party acting in Bank's behalf, without regard to whether Bank received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether Bank has conditionally released the same, shall constitute additional security for the Bank Debt and may be applied at any time to any such Bank Debt which is then due, whether by acceleration or otherwise. In addition, all other collateral security given by Borrower in favor of Bank, whether by pledge, mortgage lien or security interest, shall secure all of the Bank Debt as if expressly stated in the agreement or document relating to such collateral security.

         5.12. PROCEEDS OF COLLATERAL. Borrower shall not, without the prior written consent of Bank, sell, lease, grant a security interest in or otherwise dispose of or encumber (other than Permitted Encumbrances) the Collateral, or any part thereof or interest therein having a value in excess of $5,000 in any single instance (or related series of instances) or in excess of $25,000 in the aggregate as to all instances in any 12 month period, except for the sale of Inventory in the normal course of Borrower's business and the sale or other disposition of Equipment which is obsolete or otherwise in need of replacement. In the event any Collateral is sold, transferred or otherwise disposed of as herein provided, Borrower shall deliver all of the cash proceeds of any such sale, transfer or disposition to Bank, which proceeds shall be applied to the repayment of the Bank Debt in such order as Bank may determine; provided that, so long as no Event of Default or Possible Default then exists, Borrower may utilize such proceeds for the acquisition of replacement Equipment of like kind and utility.

         5.13 INVENTORY IN-TRANSIT. The Borrower may include as Eligible Inventory, Inventory which is in transit or in Borrower's possession not more than 30 days prior to its receipt at Borrower's principal place of business or other place of business approved by the Bank so long as, at all times during which such Inventory is claimed by Borrower to be Eligible Inventory, Borrower evidences to the Bank's satisfaction that (i) such Inventory is subject to a perfected, first priority security interest in such Inventory in favor of the Bank, (ii) such Inventory is covered by the insurance required by Section 4.6, above, and (iii) Borrower has delivered to the Bank copies or originals of such bills of lading, warehouse receipts, documents of title and the like as the Bank may require.

6.       WARRANTIES AND REPRESENTATIONS

         6.1. GENERAL WARRANTIES AND REPRESENTATIONS. Borrower hereby warrants and represents that:

         (A) Borrower is a corporation, the correct and full corporate name of which is "Technical Consumer Products, Inc.", duly organized and existing under the laws of the State of Ohio and is qualified or licensed to do business and is in good standing in every other jurisdiction wherein failure to so qualify would have a material adverse effect on the financial condition, operations, business or property of Borrower;

         (B) Borrower has good, indefeasible and merchantable title to and ownership of all Collateral, free and clear of all Liens except those of Bank and those, if any, listed on Schedule 6.1(B) hereto (the "Permitted Encumbrances");

         (C) Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA, and the regulations promulgated thereunder and, to the best of its knowledge there exists no event described in Section 4043(b)(3) thereof ("Reportable Event"). Borrower does not now have, and never has had, any obligation to contribute to a Multiemployer Plan;

         (D) Borrower has filed all federal, state and local tax returns and other reports required by law and has paid, to the extent due and payable, all federal, state, county, municipal, and other governmental (including, but not limited to, the PBGC) taxes, levies, assessments, or Liens upon or relating to the Collateral, the Bank Debt, its employees, payroll, income and gross receipts, its ownership or use of any of its assets, and any other aspect of its business (hereinafter referred to collectively as the "Charges"), other than those Charges being contested in good faith and by appropriate proceedings diligently conducted by Borrower and as to which any reserve or other appropriate provision required by GAAP has been made;

         (E) The offices and/or locations where Borrower keeps its Inventory, Equipment and books and records relating to Collateral, including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral, are at the locations listed on Schedule 6.1(E) hereto; Borrowers' chief executive office is located at 300 Lena Drive, Aurora, Ohio 44202; the originals of all documents evidencing all Accounts and contract rights of Borrower and the only original books of account and records of Borrower relating thereto are, and will continue to be, kept at such chief executive office, or at such new locations as Borrower may establish in accordance with this Agreement; all Accounts and contract rights of Borrower are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office location described above, or such new locations as Borrower may establish in accordance with this Agreement; the U.S. Federal Tax I.D. Number of Borrower is set forth on Schedule 6.1(E) hereto;

         (F) Borrower has not, during the preceding five (5) years, been known as or used any other tradename, corporate or fictitious name; Borrower has no Subsidiaries;

         (G) 100% of all outstanding shares of Stock of Borrower are owned by Yan, Matthew Lyon, James Coleman and Andrew Bobell, and such shares have been duly authorized and are validly issued, fully paid for and non-assessable and have been issued without violation of all applicable federal and state laws, rules and regulations, including, without limitation, all so-called "Blue-Sky" laws;

         (H) Other than the Real Property, Borrower owns no real property, and Borrower is not a party to any lease for real property;

         (I) (i) Borrower has full power and authority and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and its officers executing and delivering this Agreement and the Other Agreements are duly authorized and empowered to do so; and each of this Agreement and the Other Agreements upon delivery to Bank, will be valid and binding obligation of Borrower enforceable in accordance with its respective terms; provided, however, such enforceability may be (a) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (b) subject to general principles of equity

(regardless of whether such enforceability is considered in a proceeding in equity or at law); and (ii) Yan has full power and authority to enter into, execute, deliver and perform the Guaranty, and upon delivery to Bank, the Guaranty will be valid and binding obligation of Yan enforceable in accordance with its respective terms; provided, however, such enforceability may be (a) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (b) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (J) The execution, delivery and performance by Borrower and Yan of this Agreement and the Other Agreements to which it or he is a party shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in Borrower's Articles of Incorporation or Code of Regulations or contained in any agreement, instrument or document to which Borrower or Yan is now a party or by which it or he is bound;

         (K) (i) The Financials have been prepared in accordance with GAAP and fairly present in all material respects the respective assets, liabilities and financial condition and results of operations of Borrower as of the dates thereof; (ii) there are no omissions or other facts or circumstances which are or may be material and there has been no material and adverse change in the assets, liabilities or financial condition of Borrower; (iii) there exists no equity or long-term investments in, or outstanding advances to, any Person by Borrower not reflected in the Financials, except for trade payables arising in the ordinary course of business since the dates reflected in the Financials;
(iv) except as set forth on Schedule 6.1(K) hereto, there exist no actions or proceedings pending or, to Borrower's knowledge, threatened against Borrower or Yan; and (v) neither Borrower nor Yan has guaranteed the obligations of any other Person, except as disclosed in Schedule 6.1(B) hereto;

         (L) Borrower is not in default in respect of any judgment, order, writ, injunction, decree or decision of any governmental body, which default would have a material adverse effect on the financial condition, operations, business or property of Borrower; Borrower is in compliance in all material respects with all applicable statutes and regulations, a violation of which would have a material adverse effect upon the financial condition, operations, business or property of Borrower;

         (M) Upon execution and delivery of this Agreement and the Other Agreements, the Liens in favor of Bank provided for hereunder and thereunder will constitute a duly perfected first priority Lien in the property described therein (to the extent, as to personal property, that a security interest therein can be perfected by the filing of financing statements) subject to no prior or equal Liens, except for the Permitted Encumbrances; and

         (N) Borrower's execution and delivery of this Agreement and the Other Agreements to which it is a party does not directly or indirectly violate or result in a violation of Regulations G, U or X of the Board of Governors of the Federal Reserve System, and Borrower does not own nor does Borrower intend to purchase or carry any "margin security", as defined in said Regulations.

         6.2. ACCOUNT WARRANTIES AND REPRESENTATIONS. Borrower hereby warrants and represents to Bank, that Bank may, in determining which Accounts listed on or included or reflected in any borrowing certificate or report of Accounts are Eligible Accounts, rely on all statements or representations made by Borrower on or with respect to any such Certificate or report and, unless otherwise indicated in writing by Borrower, that:

         (A) They are genuine, are in all respects what they purport to be, are not evidenced by a judgment and are evidenced by only one, if any, executed original instrument, agreement, contract or document, which has been delivered to Bank;

         (B) They represent bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

         (C) The face amounts included in or shown on any schedule of Accounts provided to Bank, and/or all invoices and statements delivered to Bank with respect to any Account are actually and absolutely owing to Borrower and are not contingent for any reason;

         (D) To the best of Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted in respect thereof, and Borrower has not made any agreement with any Account Debtor thereunder for any deduction therefrom, except a discount or allowance allowed in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

         (E) To the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder included in or shown on any borrowing certificate or report of Accounts, and on all contracts, invoices and statements delivered to Bank in respect thereof;

         (F) To the best of Borrower's knowledge, all Account Debtors thereunder had the capacity to contract at the time any contract or other document giving rise to the Account was executed;

         (G) They are not subject to any Lien except for the security interest in favor of Bank created hereby; and

         (H) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof.

         6.3. INVENTORY WARRANTIES AND REPRESENTATIONS. Borrower hereby represents and warrants to Bank that Bank may, in determining which Inventory listed on or included or reflected in any borrowing certificate or report of Inventory is Eligible Inventory, rely on all statements or representations made by Borrower on or with respect to any such Certificate or report and, unless otherwise indicated in writing by Borrower, that:

         (A) There exists, as of the date upon which this Agreement is executed, and will exist at the time of any future request for a Loan, a present market for such Inventory at the lesser of the cost shown on Borrower's books or fair market value, without the incurrence of selling expenses or other charges in addition to those regularly incurred in the ordinary course of its business;

         (B) It is not subject to any Lien, except for the security interest in favor of Bank created hereby;

         (C) It is not covered by a negotiable warehouse receipt or other negotiable document of title issued by a bailee, warehouseman, or similar party; and

         (D) It is not subject to any consignment, lease, or other title retention contract.

         6.4. WARRANTY AND REAFFIRMATION OF WARRANTIES AND REPRESENTATIONS; SURVIVAL OF WARRANTIES AND REPRESENTATIONS. Except as otherwise disclosed in writing by Borrower to Bank, each request for an advance made by Borrower pursuant to this Agreement shall constitute (i) a warranty and representation by Borrower to Bank that there does not then exist an Event of Default or Possible Default, and (ii) a reaffirmation by Borrower as of the date of said request of the representations and warranties contained in Sections 6.1, 6.2 and 6.3 with respect to Collateral then existing. All representations and warranties of Borrower contained in this Agreement and the Other Agreements shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

7.       COVENANTS AND CONTINUING AGREEMENTS

         7.1. AFFIRMATIVE COVENANTS. Borrower covenants that it shall:

         (A) Maintain as minimum security for the Revolving Loans and the Letters of Credit, Eligible Accounts and Eligible Inventory yielding, in the aggregate, a Borrowing Base not less than the sum of (i) aggregate unpaid principal of all Revolving Loans and (ii) the aggregate face amount of all Letters of Credit then outstanding; and, if not, immediately pay to Bank the difference between the Borrowing Base at such time and the aggregate unpaid principal amount of the Revolving Loans;

         (B) Keep and maintain accurate books of account and financial records in respect of its business and property and cause to be furnished to Bank the following:

         (i) as soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of Borrower hereafter, audited consolidated financial statements of Borrower as at the end of such year prepared in accordance with generally accepted auditing principles with an unqualified report of a firm of independent certified public accountants of recognized standing, acceptable to Bank and selected by Borrower, which financial statements shall include consolidated balance sheet, statements of income, cash flows and retained earnings, and any management letters written by such accountants, which shall be accompanied by a certificate described in Subsection (ii), below, to which shall be attached any adjustments thereto made by such accountants in preparing such audited consolidated statements;

         (ii) concurrently with the delivery of the financial statements described in Subsection (i), above, a certificate signed by the president or treasurer of Borrower and in the form of Exhibit G hereto (as modified from time to time pursuant to change in Bank requirements of general application to revolving loan facilities of the type contemplated hereby);

         (iii) as soon as available, but not later than thirty (30) days after the end of each month, as of the end of such month (1) unaudited interim financial statements of Borrower, including a balance sheet and statements of income, fairly representing in all material respects Borrower's financial condition as of the end of such month, and (2) with each such statements in respect of the last month in a calendar quarter, a certificate in form of Exhibit G hereto (as modified from time to time pursuant to change in Bank requirements of general application to revolving loan facilities of the type contemplated hereby) executed by the president or treasurer of Borrower, certifying as to compliance by Borrower with the covenants contained in Sections 7.2(G), (J) through (L), inclusive, of this Agreement, which certificate shall set forth in detail satisfactory to Bank calculations evidencing such compliance;

         (iv) as soon as available, but not later than twenty (20) days after the end of each month, as of the end of such month (a) a report as to its Accounts with a supporting aged trial balance listing for each Account Debtor, the number and dollar amount of the Accounts due from such Account Debtor that are unpaid for not more than thirty (30) days following the date of invoice, unpaid for not more than sixty (60) days following the date of invoice, unpaid for not more than ninety (90) days following the date of invoice, and unpaid for more than ninety (90) days following the date of invoice, with the total dollar amount of each of the foregoing, (b) a report as to its accounts payable with a supporting aged trial balance listing for each such account payable, the number and dollar amount of the accounts due to the account creditor that are past due for not more than thirty (30) days, past due for not more than sixty (60) days, past due for not more than ninety (90) days, and past due for more than ninety
(90) days, with the total dollar amount of each of the foregoing, (c) a report in form and content satisfactory to Bank as to its Inventory, and (d) a reconciliation report in form and content satisfactory to Bank as to the Revolving Loans, its Accounts and its Inventory.

         (v) not later than 1:30 p.m. of each Banking Day, a borrowing certificate, in form and substance designated by Bank from time to time (a "Borrowing Base Certificate") duly completed;

         (vi) not later than 30 days after the beginning of each fiscal year of Borrower, a business plan in respect of such fiscal year, which shall have been approved by the Board of Directors of Borrower, and which shall include projections of Borrower's balance sheet, income statement and cash flow for each quarter during such fiscal year;

         (vii) promptly upon (and in any event within two (2) Banking Days) becoming aware of the existence of an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposing to take in respect thereof; and

         (viii) promptly, such other data and information (financial and otherwise) as Bank, from time to time, reasonably may require;

         (C) Maintain (i) its corporate existence and (ii) its existence in the jurisdiction of its incorporation and its qualification in each other jurisdiction in which the failure so to do would have a material adverse effect on its financial condition, business, operations or property;

         (D) Pay and discharge promptly when due (i) all Charges and (ii) all lawful Debt, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might have a material adverse effect on its financial condition, operations, business or property, provided that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such Charges, Debt (other than the Bank Debt), obligations or claims so long as the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by Borrower, and further provided that any reserve or other appropriate provision required by GAAP shall have been made therefor;

         (E) Observe and comply in all material respects with all laws (including ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all governmental bodies, which now or at any time hereafter may be applicable to it, a violation of which might have a material adverse effect on its financial condition, operations, business or property;

         (F) Permit representatives of Bank to visit its offices during normal business hours and, so long as no Event of Default then exists, upon reasonable notice, to examine the books and records thereof and accountants' reports relating thereto, and to make copies or extracts therefrom, and to discuss the affairs of Borrower with the officers thereof, at all reasonable times, and, at all reasonable times, to examine and inspect the property of Borrower and to meet and discuss the affairs of Borrower with Borrower's accountants;

         (G) Maintain in full force and effect, all material agreements, including, without limitation, all leases, franchises, copyrights, patents, licenses, permits, applications, reports, authorizations and other rights, as are necessary for the conduct of its business;

         (H) Immediately upon Borrower's learning thereof, inform Bank, in writing, of (i) any material delay in Borrower's performance of any of its obligations to any Account Debtor and of any assertion of any material claims, offsets or counterclaims by any Account Debtor and of any allowances, credits (other than as permitted in Section 6.2(D)) or other monies granted by Borrower to any Account Debtor; (ii) all material adverse information relating to the financial condition of any Account Debtor; (iii) any facts relating to any Account which would render untrue, in any material respects, any representation or warranty made pursuant to Section 6.2; (iv) any litigation affecting Borrower, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any suit or administrative proceeding which may materially and adversely affect the operations, financial condition or business of Borrower or Bank's security interest in the Collateral;

         (I) Pay all stamp and any other similar excise taxes claimed payable by any Federal or state authority with respect to this Agreement or the Revolving Note, which obligation shall survive the termination of this Agreement and payment of the Bank Debt;

         (J) Promptly after discovery of existence, discharge any Liens against the Collateral, other than the Permitted Encumbrances;

         (K) Keep and maintain all tangible Collateral in good operating order and repair, ordinary wear and tear and obsolescence excepted; and

         (L) Perform, observe and comply with such other covenants as Bank may from time to time reasonably require of Borrower to assure the repayment in full of all of the Bank Debt or the complete and timely performance by Borrower of all the provisions of Borrower hereunder.

         7.2. NEGATIVE COVENANTS. Borrower covenants that, without the prior written consent of Bank, which consent shall not be unreasonably withheld, it shall not:

         (A) Incur, create, assume, or have outstanding any Debt for money borrowed, obligations for capitalized leases, any obligation similar to Debt for money borrowed, or advances or any liabilities evidenced by notes, bonds, debentures or similar instruments, except (i) instruments creating or securing Permitted Encumbrances, (ii) the Revolving Note, (iii) notes for Debt otherwise owing to the Bank, and (iv) Subordinated Debt;

         (B) Except as provided in Section 5.12, enter into any sale and leaseback transaction or arrangement with any Person with respect to any of the assets of Borrower or its Subsidiaries, or grant a security interest, mortgage, pledge, hypothecate or otherwise voluntarily place a Lien upon any assets (including, without limitation, the Real Property) for any obligation of Borrower, except for Permitted Encumbrances;

         (C) Incur, create or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other agreement for the use of property of any other Person if immediately thereafter the aggregate of such payments to be made by Borrower shall exceed $25,000 as to personal property or $25,000 as to real property in any consecutive twelve (12) month period in excess, in either such case, of rental obligations of Borrower existing on the Closing Date;

         (D) Merge or consolidate with or into, or enter into any merger agreement with any other entity, or lease, sell or transfer any of its property, assets and business to any other entity; other than (i) the sale of Inventory in the ordinary course of its business and (ii) the sale or other disposition of obsolete or unserviceable Equipment;

         (E) Declare or pay any dividend or other Distribution (other than dividends payable solely in shares of Stock) or purchase, acquire or retire any of its Stock outstanding at any time, other than by issuance of its Stock in exchange therefor; provided, however, that in any fiscal year Borrower may pay Distributions in the aggregate equal to the aggregate Tax Liability of the holders of Borrower's Stock in respect of the immediately preceding fiscal year, so long as at the time of such Distribution to pay Tax Liabilities (and after giving effect thereto), there exists (or would exist) no Possible Default or Event of Default.

         (F) Make any advance to, or investment of any kind in, or loan any money to, or guarantee any obligation of any other Person or purchase any evidence of Debt or securities (including Stock) or the business or substantially all of the property of any other Person or hereafter make prepayments or advances to others except for (i) endorsements of instruments or items of payment for deposit to the general account of Borrower in the ordinary course of business or for delivery to Bank on account of the Bank Debt and (ii) advances to employees made in the ordinary course of Borrower's business in the aggregate amount of not more than $25,000 at any time outstanding;

         (G) Make Capital Expenditures in any one fiscal year in an aggregate amount in excess of $100,000, other than the cost of expanding Real Property, the cost of which expansion shall not exceed $1,500,000 in the aggregate during the two (2) fiscal year period ending December 31, 2002;

         (H) Sell, assign or transfer any notes, accounts receivable or money due or to become due either as security or otherwise, except to secure the Debt of Borrower hereunder or other Debt now or hereafter owing to Bank;

         (I) Pay, directly or indirectly, to holders of Stock of Borrower or Affiliates of Borrower compensation or other payments in the form of consulting or management fees, salary, wages, fringe benefits, bonuses or other remuneration, other than (i) salary and other compensation to Borrower's employees and (ii) reimbursement of travel and other out-of-pocket costs and expenses not to exceed $10,000 in any fiscal quarter of Borrower;

         (J) Allow the ratio of its Annualized Cash Flow to its Annualized Debt Service as at the end of any of the calendar quarters set forth below to be less than the ratio set forth opposite such quarter:

           QUARTER ENDING                      MINIMUM RATIO
           --------------                      -------------

June 30, 2001                                   3.50 to 1,

September 30, 2001                              4.50 to 1, and

December 31, 2001 and thereafter                5.00 to 1;

         (K) Allow its Tangible Net Worth as at the end of any of the calendar quarters set forth below to be less than corresponding the amount set forth opposite such quarter:


           QUARTER ENDING               MINIMUM TANGIBLE NET WORTH
           --------------               --------------------------

June 30, 2001                                $1,800,000,

September 30, 2001                           $2,500,000, and

December 31, 2001 and thereafter             $3,500,000;

         (L) Allow the ratio of (i) its Debt, MINUS the then unpaid principal balance of Subordinated Debt, to (i) its Tangible Net Worth as at the end of any of the calendar quarters set forth below to exceed the ratio set forth opposite such quarter:

           QUARTER ENDING                   MAXIMUM RATIO
           --------------                   -------------

June 30, 2001                                7.50 to 1,

September 30, 2001                           6.50 to 1, and

December 31, 2001 and thereafter             4.75 to 1;

         (M) Accept any drafts or trade acceptances against Borrower;

         (N) (i) Make any change in Borrower's name or any change in Borrower's state of formation or organization or adopt any trade name, assumed name or fictitious name or otherwise add any name under which Borrower does business,
(ii) make any change in the location of its chief executive office, principal place of business or the office where Borrower's records pertaining to its Accounts and General Intangibles are kept, (iii) add any new places of business or close any of its existing places of business, (iv) make any change in any location where Borrower's Inventory or Equipment is maintained, or locate any of Borrower's Inventory or Equipment at any new locations, or (v) make any other change (other than sales of Inventory in the ordinary course of business) which might affect the perfection or priority of Bank's Lien in the Collateral, unless
(a) Borrower shall have given Bank at least thirty (30) days prior notice thereof and (b) Borrower shall have executed and delivered to Bank (and as appropriate caused to be filed for record) such instruments and other documents as Bank may request, all at Borrower's expense;

         (O) Terminate any Plan which would (i) result in any liability of Borrower to the PBGC, or (ii) permit the occurrence of any Reportable Event (as defined in Section 6.1(C)), or any other event or condition, which presents a risk of such a termination by the PBGC of any Plan, or (iii) withdraw or effect a partial withdrawal from a Multiemployer Plan if such withdrawal would result in Borrower's incurring any withdrawal liability in excess of $25,000;

         (P) In any manner, (i) make (or give notice in respect of) any voluntary or optional payment or prepayment on, or redemption or acquisition for value of, or redeem, defease or otherwise satisfy prior to the scheduled maturity of, its Subordinated Debt, (ii) directly or indirectly, purchase or otherwise acquire any of its Subordinated Debt, or (iii) make any payment on or in respect of the principal of or interest on Subordinated Debt, or take or fail to take any other action, in violation of the subordination provisions applicable to such Subordinated Debt;

         (Q) Without giving Bank 30 days prior written notice thereof and taking such steps, satisfactory to Bank, as may be necessary or appropriate to maintain the perfection and full force and effect of the Lien in the Collateral: (a) add any new places of business or close any of its existing places of business, (b) make any change in Borrower's name or adopt or operate under any trade name, assumed name or fictitious name or otherwise add any name under which Borrower does business, or (c) make any other change (other than sales of Inventory in the ordinary course of business) which might affect the perfection or priority of Bank's Lien in the Collateral; without limiting the foregoing, Borrower shall not establish any new location for the offices or Collateral sites described in Section 6.1(E) until (i) it shall have given to Bank not less than 30 days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as Bank may reasonably request, and (ii) with respect to such new location, it shall have taken all action, satisfactory to Bank, to maintain the security interest of Bank in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect;

         (R) Change materially the nature of business engaged in by Borrower; or

         (S) Maintain any deposit account, money market account, checking account or similar account, whether general, special, time, demand, provisional, or final, with any depository other than Bank or the depository bank described in Section 5.10, above.

         7.3. PAYMENT OF CHARGES AND CLAIMS. If Borrower at any time or times hereafter, shall fail to pay the Charges when due or promptly obtain the discharge of such Charges or of any Lien asserted against the Collateral, Bank may, without waiving or releasing any obligation or liability of Borrower or any Event of Default, in its sole discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Bank deems advisable. All sums paid by Bank hereunder and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by Borrower to Bank and shall be additional Bank Debt hereunder secured by the Collateral.

         7.4. INSURANCE, PAYMENT OF PREMIUMS.

         (A) Borrower shall, at its sole cost and expense, keep and maintain (i) the tangible Collateral and the records relating to the Accounts insured for their full insurable value against loss or damage by fire (including so-called "extended coverage"), theft, explosion, sprinkler leakage and all other hazards and risks ordinarily insured against by other prudent owners or users of such properties in similar businesses (sometimes referred to herein as "casualty insurance"), and (ii) insurance for liability from personal injury and property damage in such amounts as similar businesses maintain. Without limiting the generality of the foregoing, Borrower shall obtain and maintain casualty insurance, with respect to Inventory in transit, as appropriate, open cargo insurance (including war risk coverage), ship (including steamer and barge), air, motor truck or rail cargo insurance or other cargo transportation insurance, containing such terms, in such form, for such amounts, for such periods and written by such companies as may be satisfactory to Bank. Borrower shall notify Bank promptly of any event or occurrence causing a material loss or decline in value of such Collateral and the estimated (or actual, if available) amount of such loss or decline. All policies of insurance on such Collateral shall be in form and with insurers recognized as adequate by prudent business persons and all such policies shall provide such coverages and be in such amounts as may be reasonably satisfactory to Bank.

         (B) At Bank's written request, Borrower shall, within fifteen (15) days following such request, deliver to Bank the original (or certified copy) of each policy of insurance required hereunder and evidence of payment of all premiums therefor. Such policies of casualty insurance shall contain a mortgagee endorsement or provision, in form and substance acceptable to Bank, and shall show loss payable to Bank. Such policies, or an independent instrument furnished to Bank, shall provide that the insurance companies will give Bank at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower, or any other Person shall affect the right of Bank to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of casualty insurance to pay all proceeds payable thereunder directly to Bank. Borrower irrevocably makes, constitutes and appoints Bank (and all officers, employees or agents designated by Bank) as Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies of casualty insurance, endorsing the name of Borrower on any check, draft, instrument or other items of payment for the proceeds of such policies of casualty insurance and for making all determinations and decisions with respect to such policies of casualty insurance. In the event Borrower, at any time hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Bank, without waiving or releasing any obligations or Event of Default, may at any time thereafter (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Bank deems advisable. All sums so disbursed by Bank, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable on demand by Borrower to Bank and shall be additional Bank Debt hereunder secured by the Collateral.

         (C) Borrower shall, within thirty (30) days following the Closing Date, cause Bank to be named loss payee under any and all credit insurance in respect of Borrower's Account Debtors now or hereafter maintained by Borrower, which credit insurance shall be in such amounts and other terms approved by Bank.

         (D) Borrower shall obtain no later that 90 days after the Closing Date, and thereafter at all times maintain, so-called "key man" life insurance on the life of Yan in an amount of not less than $1,000,000, which policy shall (not later than the end of such 90 day period) be assigned as Collateral to Bank pursuant to a Collateral Assignment of Life Insurance in form and substance satisfactory to Bank, free and clear of any other Lien or encumbrance.

         7.5. USE OF PROCEEDS. Borrower covenants and agrees that the proceeds of the Revolving Loans shall be used solely for repayment in full of all sums owing by Borrower to KeyBank, National Association and for working capital and other corporate purposes not inconsistent with the terms and conditions of this Agreement.

         7.6. SURVIVAL OF OBLIGATIONS UPON TERMINATION OF AGREEMENT. Except as otherwise expressly provided for in this Agreement and in the Other Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Bank relating to any transaction or event occurring prior to such termination or cancellation.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         8.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (A) If Borrower shall fail to pay (i) when due any principal or interest under the Revolving Note, including, without limitation, any payment required under Section 7.1(A), or (ii) any other portion of the Bank Debt within ten (10) days after Bank sends to Borrower written demand therefor;

         (B) If Borrower (i) shall fail or omit to perform, observe or satisfy any of the warranties, covenants, agreements or conditions contained in either of Section 7.2 or Section 7.4, above or (ii) shall fail or omit to perform, observe or satisfy any of the warranties, covenants, agreements or conditions (other than those referred to in Paragraph (A) or in clause (i) of this Paragraph (B)) contained to in this Agreement or any of the Other Agreements and such failure or omission shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Bank that the specified Possible Default is to be remedied; provided, however, that if any such failure or omission is not of the type which is susceptible to correction within said 30 day period, then such failure or omission shall be deemed an Event of Default as of the date of occurrence thereof;

         (C) Any warranty, representation or written statement made or furnished to Bank by or on behalf of Borrower proves to have been false in any material respect when made or furnished;

         (D) If any event occurs which would permit the acceleration of the maturity of the Debt of Borrower for money borrowed to Bank or to any other Person under any indenture, agreement or undertaking $25,000;

         (E) If any Collateral is levied upon, seized or attached judicially, and, in any of such events, Bank does not immediately receive substitute or replacement Collateral satisfactory to Bank in its sole discretion;

         (F) If Borrower shall suspend business, or if Borrower shall become insolvent or shall file a voluntary petition in bankruptcy, or shall file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, any involuntary petition pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee of all or a substantial part of the property of Borrower;

         (G) If an order shall be entered against Borrower (without the application, approval or consent of Borrower) and shall not be dismissed or stayed within thirty (30) days from its entry pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction (i) approving an involuntary petition seeking reorganization or liquidation of Borrower; or (ii) approving an involuntary petition seeking an arrangement with creditors of Borrower; or (iii) appointing any receiver or trustee of all or a substantial part of the property of Borrower;

         (H) Default by any other surety or guarantor for Borrower in any obligation or liability to Bank or the occurrence of any event described in
Section 8.1(F) or (G) in respect of any such guarantor or surety (for the purposes of interpretation, as if such surety or guarantor were Borrower thereunder);

         (I) Any material portion of the Collateral is damaged or lost by fire, theft or other casualty which is uninsured, and Borrower does not immediately, upon demand, furnish additional security satisfactory to Bank;

         (J) A majority interest of the equity ownership of Borrower shall be sold, transferred, conveyed or otherwise disposed of or the control of Borrower shall materially change;

         (K) Final judgment for the payment of money in excess of $25,000 shall be rendered against Borrower, and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

         (L) Any obligee of Subordinated Debt of Borrower shall (i) fail to materially comply with the subordination provisions of the instruments evidencing such Subordinated Debt or any separate subordination agreement, or
(ii) initiate judicial proceedings against Borrower or take any action seeking to obtain possession of any assets of Borrower without the consent of Bank;

         (M) If (i) any Reportable Event occurs and Bank in its reasonable determination deems such Reportable Event to constitute grounds (A) for the termination of any Plan by the PBGC or (B) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of Bank within thirty (30) days after giving of written notice of such determination to Borrower by Bank or (ii) any Plan shall be terminated within the meaning of title IV of ERISA, or (iii) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (iv) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

         (N) If Bank shall for any reason deem itself insecure with respect to any of the Bank Debt.

         8.2. ACCELERATION OF THE BANK DEBT.

         (A) Upon the occurrence of an Event of Default described in Section 8.1(A), (B), (C), (D), (E), (H), (I), (J), (K), (L), (M) or (N) and at any time thereafter, if any such Event of Default shall then be continuing, the Revolving Loans and all other Bank Debt may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and thereupon immediately shall become, due and payable in full, and Bank may terminate the Revolving Credit Facility and shall have no further obligation to advance Revolving Loans or issue Letters of Credit hereunder.

         (B) Upon the occurrence of an Event of Default described in Section 8.1(F) or (G), all of the Bank Debt shall automatically without any declaration or other action by Bank, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable, the Revolving Credit Facility shall terminate, and Bank shall have no further obligation to advance Revolving Loans or issue Letters of Credit hereunder.

         8.3. REMEDIES. Upon, and thereafter during the continuance of, an Event of Default, Bank shall have the following rights and remedies:

         (A) In addition to any other rights and remedies contained in this Agreement and in all of the Other Agreements, all of the rights and remedies of a secured party under the Code or other applicable law, all of which rights and remedies (under this Agreement, the Other Agreements, the Code and at law and in equity) shall be cumulative and nonexclusive, to the extent permitted by law;

         (B) The right to open the mail of Borrower and collect any and all amounts due from the Account Debtors;

         (C) The right to (i) enter upon the premises of Borrower without any obligation to pay rent, through self-help and without judicial process, without first obtaining a final judgment or giving notice and opportunity for a hearing on the validity of Bank's claim, or any other place or places where the Collateral is located and kept, and remove the Collateral therefrom to the premises of Bank or any agent of Bank, for such time as Bank may desire, in order to collect or liquidate effectively the Collateral, or (ii) require Borrower to assemble the Collateral and make it available to Bank at a place to be designated by Bank, in its sole discretion;

         (D) The right to (i) demand payment of the Accounts; (ii) enforce payment of the Accounts, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Accounts and Special Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (vi) if permitted by applicable law, sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as Bank deems advisable; (vii) discharge and release the Accounts and Special Collateral; (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 5.10; (ix) prepare, file and sign Borrower's name on any Proof of Claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign Borrower's name on any Notice of Lien,

Assignment or Satisfaction of Lien or similar document in connection with the Accounts and Special Collateral; (xi) do all acts and things necessary in Bank's sole discretion, and at its option to fulfill Borrower's obligations under this Agreement; (xii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight or express bill, bill of lading, storage or warehouse receipt, drafts against debtors, assignments, verifications and notices or similar document or agreement relating to the Collateral; (xiii) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors and (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access; and

         (E) The right to (i) sell or to otherwise dispose of all or any Collateral in its then condition or after any further modification or processing thereof, at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Bank, in its sole discretion, may deem advisable; (ii) adjourn such sales from time to time with or without notice; (iii) conduct such sales on Borrower's premises or elsewhere and use Borrower's premises without charge for such sales for such time or times as Bank may see fit. Bank is hereby granted a license or other right to use, without charge, Borrower's labels, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses, permits and all franchise agreements which are Collateral shall inure to Bank's benefit. Bank shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against the Bank Debt. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Bank Debt; third to the principal of the Revolving Loans; and fourth to the remaining Bank Debt, if any. Subject to any applicable order of court or other requirement of law, any surplus shall be paid to Borrower or other claimants as their interests may appear. If any deficiency shall arise, Borrower shall remain liable to Bank therefor.

         8.4. INTEREST RATE IN THE EVENT OF DEFAULT. Upon the occurrence and during the continuance of an Event of Default, the rate of interest accruing on the Bank Debt (the "Default Interest Rate") shall, at Bank's option, be increased to a rate per annum which shall be the lesser of (i) Five percent (5%) per annum in excess of the rate of interest which would otherwise accrue pursuant to Section 2.5 or (ii) the maximum rate permitted by law.

         8.5. NOTICE. Any notice required to be given by Bank of a sale, lease, other disposition of the Collateral or any other intended action by Bank, if given five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

         8.6. RIGHTS CUMULATIVE. Bank's rights and remedies herein are cumulative and non-exclusive; and no such right or remedy specified in this
Article 8 shall be deemed to limit, before or after the occurrence of an Event of Default, the exercise of any right of Bank provided for elsewhere in this Agreement or in the Other Agreements, including, without limitation Article 5, above, or at law or in equity.

9.       MISCELLANEOUS

         9.1. APPOINTMENT OF BANK AS LAWFUL ATTORNEY. Borrower irrevocably designates, makes, constitutes and appoints Bank (and all persons designated by Bank) as Borrower's true and lawful attorney (and agent-in-fact) and Bank, or Bank's agent, may, without notice to Borrower:

         (A) At such time or times hereafter as Bank or said agent, in its sole discretion, may determine, in Borrower's or Bank's name, endorse Borrower's name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which come into the possession of Bank or under Bank's control; and

         (B) Sign the name of Borrower on any of the Supplemental Documentation and deliver any of the Supplemental Documentation to such Persons as Bank, in its sole discretion, may elect.

         9.2. MODIFICATION OF AGREEMENT; SALE OF INTEREST. This Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Bank. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Borrower's rights, title, interest, remedies, powers, and/or duties hereunder or thereunder. Borrower hereby consents to Bank's participation, sale, assignment, transfer or other disposition, at any time or times hereafter of this Agreement, or the Other Agreements, or of any portion hereof or thereof, including, without limitation, Bank's rights, title, interest, remedies, powers, and/or duties hereunder or thereunder.

         9.3. EXPENSES (INCLUDING ATTORNEYS' FEES). Borrower shall pay, and upon demand reimburse Bank, for all of Bank's costs and expenses incidental to the extension of credit and the administration or modification thereof (including, without limitation, the collection of any and all Bank Debt and the negotiation, preparation and enforcement of this Agreement and all of the Other Agreements) provided for in this Agreement or any Other Agreement including reasonable fees and out-of-pocket expenses of Bank's counsel, title fees, survey fees, inspection fees, revenue, stamp, excise, note and mortgage taxes claimed payable by any federal, state or local authority, with obligation to pay all such costs to survive the termination of this Agreement and payment of the Bank Debt. All such expenses paid by Bank hereunder shall be additional Bank Debt secured by the Collateral.

         9.4. WAIVER BY BANK. Bank's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or the Other Agreements shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver by Bank of an Event of Default under this Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or the Other Agreements, and no Event of Default under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank, unless such suspension or waiver is by an instrument in writing signed by an officer of Bank, directed to Borrower and specifying such suspension or waiver.

         9.5. SEVERABILITY. Wherever possible, each provision of this Agreement and the Other Agreements shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the ineffectiveness of such provision materially and adversely alters the benefits accruing to either party hereunder.

         9.6. PARTIES. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns. This provision, however, shall not be deemed to modify
Section 9.2 hereof.

         9.7. CONFLICT OF TERMS. The Other Agreements and all Exhibits hereto are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

         9.8. WAIVERS BY BORROWER. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrower may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard; (ii) all rights to notice of a hearing prior to Bank's taking possession or control of, or to Bank's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Bank to exercise any of Bank's remedies; and (iii) the benefit of all valuation, appraisement and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

         9.9. GOVERNING LAW. THIS AGREEMENT IS EXECUTED AND DELIVERED IN THE STATE OF OHIO, THE LAWS OF WHICH SHALL GOVERN THE VALIDITY, ENFORCEMENT, AND INTERPRETATION HEREOF AND OF THE OTHER AGREEMENTS. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF OHIO OR ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ITSELF, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO BORROWER AT THE ADDRESS OF BORROWER SET FORTH IN SECTION 9.11, BELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

         9.10. WAIVER OF JURY TRIAL. EACH OF BORROWER AND BANK, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN BORROWER AND BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE NOTES, ANY GUARANTY OF PAYMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT RELATED THERETO.

         9.11. NOTICE. All notices, requests, demands, directions and other communications given to or made upon any party hereto under the provisions of this Agreement shall be in writing (including telexed, telecopied or telegraphic communication) and shall be hand delivered or sent by certified mail, return receipt requested, or first class "Express Mail" or overnight courier service, with receipt for delivery thereof, or by telex, telecopy or telegram with confirmation in writing by certified mail, return receipt requested or Express Mail or overnight courier service, with receipt for delivery thereof, in all cases with postage or charges prepaid, to the applicable party, addressed as follows:

         If to Bank:       Bank One, Michigan
                           Asset Based Finance
                           East Region
                           Mail Code MI1-8013
                           611 Woodward Avenue
                           Detroit, Michigan  48226

         With a copy to:   Squire, Sanders & Dempsey LLC
                           4900 Key Tower
                           127 Public Square - 46th Floor
                           Cleveland, Ohio  44114
                           Attn: Osborne Mills, Jr., Esq.

         If to Borrower:   Technical Consumer Products, Inc.
                           300 Lena Drive
                           Aurora, Ohio  44202

         With a copy to:   Belock & Co., L.P.A.
                           14761 Pearl Road - Suite 125
                           Strongsville, Ohio  44136
                           Attn: Wayne J. Belock, Esq.

or in accordance with any unrevoked written direction from any party to each of the other parties hereto. Each such notice shall be deemed to have been given or received on the date sent except when sent by Express Mail or overnight courier service, in which case such notice shall be deemed to have been received on the next business day thereafter, and except further when sent by certified mail, in which case such notice shall be deemed to have been received on the third business day thereafter.

         9.12. SECTION TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         9.13. NO ASSURANCE OF EXTENSION OR RENEWAL. Borrower confirms that Bank has not made or given any agreement, understanding or other assurance that Bank will agree to extend or renew the term of the Revolving Credit Facility beyond its maturity stated above. Without limiting the generality of the foregoing sentence, Borrower also confirms that the inclusion in this Agreement of certain covenants or other provisions containing or contemplating dates which are after such stated maturity of the Revolving Credit Facility were included herein solely for convenience in the event that such term is extended or renewed and shall not be construed to imply that Bank has made or given any agreement, understanding or other assurance that it will extend or renew such term.

         9.14. CONFIDENTIALITY. Bank shall hold all non-public information obtained pursuant to the requirements hereof and identified as such by Borrower in accordance with Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosures reasonably required by a bona fide participant in connection with the contemplated participation, or as required or requested by any governmental authority or any representative thereof, or pursuant to any legal process, or to its accountants, lawyers and other advisors.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.


BANK                                       BORROWER
----                                       --------

BANK ONE, MICHIGAN                         TECHNICAL CONSUMER PRODUCTS, INC.



By: /s/ Randy R. Radik                     By: /s/ Ellis Yan
   ----------------------------               ----------------------------------
   Randy R. Radik, Vice President             Ellis Yan, President

                             SCHEDULES AND EXHIBITS
                             ----------------------

SCHEDULES:

Schedule 1A                Financials

Schedule 1B                Licenses, Patents, Etc.

Schedule 6.1(B)            Permitted Encumbrances

Schedule 6.1(E) Locations of Inventory, Equipment, Books and Records Relating to Collateral

Schedule 6.1(K)            Actions and Proceedings



EXHIBITS:

Exhibit A                  Form of Revolving Note

Exhibit B                  Form of Opinion of Borrower's Counsel

Exhibit C                  Form of Patent and Trademark Security Agreement

Exhibit D                  Form of Continuing Guaranty

Exhibit E                  Form of Subordination Agreement

Exhibit F                  Form of Lock-box Agreement

Exhibit G                  Form of Compliance Certificate